UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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The Goodyear Tire & Rubber Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Notice of
2010 Annual Meeting of Shareholders
and
Proxy Statement

The Goodyear Tire & Rubber Company

1144 East Market Street
Akron, Ohio 44316-0001

DATE:	April 13, 2010

TIME:	9:00 a.m., Akron Time
PLACE:	Offices of the Company
Goodyear Theater
1201 East Market Street
Akron, Ohio

YOUR VOTE IS IMPORTANT

Please vote. Most shareholders may vote by internet or telephone as well as by mail.
Please refer to your proxy card or page 59 of the Proxy Statement for information on how to vote by internet or telephone. If you choose to vote by mail, please complete, date and sign your proxy card and promptly return it in the enclosed envelope.

ROBERT J. KEEGAN
CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER
AND PRESIDENT

March 8, 2010

Dear Shareholders:

You are cordially invited to attend Goodyear’s 2010 Annual Meeting of Shareholders, which will be held at the Goodyear Theater, 1201 East Market Street, Akron, Ohio, at 9:00 a.m., Akron Time, on Tuesday, April 13, 2010. During the meeting, we will discuss each item of business described in the Notice of Annual Meeting of Shareholders and Proxy Statement, and give a report on matters of current interest to our shareholders.

This booklet includes the Notice of Annual Meeting as well as the Proxy Statement, which provides information about Goodyear and describes the business we will conduct at the meeting.

We hope you will be able to attend the meeting. Whether or not you plan to attend, it is important that you vote via the internet, by telephone or by completing, dating, signing and promptly returning your proxy card. This will ensure that your shares will be represented at the meeting. If you attend and decide to vote in person, you may revoke your proxy. Remember, your vote is important!

Sincerely,

Robert J. Keegan
Chairman of the Board,
Chief Executive Officer
and President

THE GOODYEAR TIRE & RUBBER COMPANY

NOTICE OF THE
2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 13, 2010

To the Shareholders:

The 2010 Annual Meeting of Shareholders of The Goodyear Tire & Rubber Company, an Ohio corporation, will be held at the Goodyear Theater (in Goodyear’s Principal Office Complex), 1201 East Market Street, Akron, Ohio, on Tuesday, April 13, 2010 at 9:00 a.m., Akron Time, for the following purposes:

1.	To elect the twelve members of the Board of Directors named in the Proxy Statement to serve one-year terms expiring at the 2011 Annual Meeting of Shareholders (Proxy Item 1);

2.	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Goodyear for 2010 (Proxy Item 2); and

3.	To act upon such other matters and to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors fixed the close of business on February 16, 2010 as the record date for determining shareholders entitled to notice of, and to vote at, the 2010 Annual Meeting. Only holders of record of Goodyear common stock at the close of business on February 16, 2010 will be entitled to vote at the 2010 Annual Meeting and adjournments, if any, thereof.

March 8, 2010
By order of the Board of Directors:

David L. Bialosky, Secretary

Please complete, date and sign your Proxy and return it promptly in the enclosed envelope, or vote via the internet or by telephone.

I

PROXY STATEMENT

The Goodyear Tire & Rubber Company

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear,” “Company,” “we,” “our” or “us”), to be voted at the annual meeting of shareholders to be held April 13, 2010 (the “Annual Meeting”), and at any adjournments thereof, for the purposes set forth in the accompanying notice.

Goodyear’s executive offices are located at 1144 East Market Street, Akron, Ohio 44316-0001. Our telephone number is 330-796-2121.

Our Annual Report to Shareholders for the year ended December 31, 2009 is enclosed with this Proxy Statement. The Annual Report is not considered part of the proxy solicitation materials. The approximate date on which this Proxy Statement and the related materials are first being sent to shareholders is March 8, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 13, 2010:

The Proxy Statement, Proxy Card and Annual Report to Shareholders for the year ended December 31, 2009 are available at www.proxyvote.com.

Shares Voting.  Holders of shares of the common stock, without par value, of Goodyear (the “Common Stock”) at the close of business on February 16, 2010 (the “record date”) are entitled to notice of, and to vote the shares of Common Stock they hold on the record date at, the Annual Meeting. As of the close of business on the record date, there were 242,217,778 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

Quorum.  In order for any business to be conducted, holders of at least a majority of shares entitled to vote must be represented at the meeting, either in person or by proxy.

Adjourned Meeting.  The holders of a majority of shares represented at the meeting, whether or not a quorum is present, may adjourn the meeting. If the time and place of the adjourned meeting is announced at the time adjournment is taken, no other notice need be given.

Vote Required.  In accordance with Goodyear’s Articles of Incorporation, a director nominee must receive, in an uncontested election of directors for which cumulative voting is not in effect, a greater number of votes cast “for” his or her election than “against” his or her election. Under Ohio law, an incumbent director who is not re-elected will continue in office as a “holdover” director until his or her successor is elected by a subsequent shareholder vote, or his or her earlier resignation, removal from office or death. In order to address “holdover” terms for any incumbent directors who fail to be re-elected under our majority vote standard, our Corporate Governance Guidelines provide that if a director nominee does not receive a majority affirmative vote, he or she will promptly offer his or her resignation as a director to the Board of Directors. Within 90 days, the Board will decide, after taking into account the recommendation of the Governance Committee (in each case excluding the nominee(s) in question), whether to accept the resignation. The Governance Committee and the Board may consider any relevant factors in deciding whether to accept a director’s resignation. The Board’s explanation of its decision shall be promptly disclosed in a filing with the Securities and Exchange Commission.

The affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date is required for any other management or shareholder proposal to be adopted at the Annual Meeting.

Abstentions and “broker non-votes,” which occur when your broker does not have discretionary voting authority on a matter and you do not provide voting instructions, have the same effect as votes against any proposal voted upon by shareholders and have no effect on the election of directors.

Voting Shares Held in Street Name.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable New York Stock Exchange rules, brokers have the discretion to vote only on any matters deemed by the New York Stock Exchange to be routine, such as the ratification of the selection of an accounting firm (Proxy Item 2). Effective January 1, 2010, the election of directors is no longer considered to be a routine matter, and your broker will not have discretion to vote “for” the election of our directors unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for any director nominee or on any proposal on which your broker does not have discretionary authority (resulting in a broker non-vote). Broker non-votes will have the same effect as a vote against a proposal, but will have no effect on the election of directors.

Cumulative Voting for Directors.  In the voting for directors, you have the right to vote cumulatively for the candidates nominated. Under the Ohio General Corporation Law, all of the shares of Common Stock may be voted cumulatively in the election of directors if any shareholder gives written notice to our President, a Vice President or the Secretary, not less than 48 hours before the time set for the Annual Meeting, and an announcement of the notice is made at the beginning of the Annual Meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is in effect, you may (a) give one candidate the number of votes equal to twelve times the number of shares of Common Stock you are entitled to vote, or (b) distribute your votes among the twelve candidates as desired.

Voting of Proxy.  Messrs. David L. Bialosky, Darren R. Wells and Bertram Bell, have been designated as proxies to vote (or withhold from voting) shares of Common Stock in accordance with your instructions. You may give your instructions using the accompanying proxy card, via the internet or by telephone.

Your shares will be voted for the twelve nominees identified at pages 6 through 13, unless your instructions are to vote against any one or more of the nominees or to vote cumulatively for one or more of the nominees for election. The proxies may cumulatively vote your shares if they consider it appropriate, except to the extent you expressly withhold authority to cumulate votes as to a nominee.

Your Board of Directors anticipates that all of the nominees named will be available for election. In the event an unexpected vacancy occurs, your proxy may be voted for the election of a new nominee designated by the Board of Directors.

Proxies received and not revoked prior to the Annual Meeting will be voted in favor of the proposal of the Board of Directors to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Goodyear for 2010 (Proxy Item 2), unless your instructions are otherwise.

Revocability of Proxy.  You may revoke or revise your proxy (whether given by mail, via the internet or by telephone) by the delivery of a later proxy or by giving notice to Goodyear in writing or in open meeting. Your proxy revocation or revision will not affect any vote previously taken. If you hold your shares in “street name” please refer to the information forwarded by your broker, bank or nominee who is considered the shareholder of record for procedures on revoking or changing your proxy.

Confidentiality.  Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for Goodyear to assert or defend claims, (c) in the case of a contested election of director(s), or (d) at your express request.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Goodyear is committed to having sound corporate governance principles. Having such principles is essential to running Goodyear’s business efficiently and to maintaining Goodyear’s integrity in the marketplace. Goodyear’s Corporate Governance Guidelines, Business Conduct Manual, Board of Directors and Executive Officers Conflict of Interest Policy and charters for each of the Audit, Compensation, Corporate Responsibility and Compliance, Finance, and Governance Committees are available at http://www.goodyear.com/investor/investor _ governance.html. Please note, however, that information contained on the website is not incorporated by reference in this Proxy Statement or considered to be a part of this document. A copy of the committee charters and corporate governance policies may also be obtained upon request to the Goodyear Investor Relations Department.

Board Independence

The Board has determined that nine of the current twelve directors and director nominees (Mmes. Morrison, Peterson and Streeter and Messrs. Boland, Firestone, McCollough, O’Neal, Sullivan and Weidemeyer) are independent within the meaning of Goodyear’s independence standards, which are based on the criteria established by the New York Stock Exchange and are included as Annex I to Goodyear’s Corporate Governance Guidelines. Mr. Minter, who retired from the Board on April 7, 2009, was also independent. Mr. Keegan, our Chairman of the Board and Chief Executive Officer, and Mr. Kramer, our Chief Operating Officer, are not considered independent. In addition, in light of his relationship with the United Steelworkers (the “USW”), Mr. Wessel is not considered independent. Further, the Board expects that Mr. Wessel will recuse himself from discussions and deliberations regarding Goodyear’s relationship with the USW. The Board also determined that the nature and size of the ordinary course commercial relationships between Goodyear and Xerox Corporation, which were less than one-tenth of one percent (0.1%) of Xerox’s consolidated gross revenues in each of the last three completed fiscal years, did not implicate the independence of Mr. Firestone.

Board Structure and Committee Composition

As of the date of this Proxy Statement, Goodyear’s Board has 12 directors, each elected annually, and the following five committees: (1) Audit, (2) Compensation, (3) Corporate Responsibility and Compliance, (4) Finance, and (5) Governance. The current membership and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. During 2009, the Board held nine meetings. Each director attended at least 75% of all Board and applicable Committee meetings. Directors are expected to attend annual meetings of Goodyear’s shareholders. All of the directors attended the last annual meeting of shareholders other than one director whose attendance was excused for personal reasons. As described on Goodyear’s website at http://www.goodyear.com/investor/investor _ contact _ brd.html, shareholders may communicate with the Board or any of the directors (including the Lead Director or the Non-Management Directors as a group) by sending correspondence to the Office of the Secretary, The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316-0001. All communications will be compiled by the Secretary and submitted to the Board or the individual directors on a periodic basis.

Audit Committee

The members of the Audit Committee are Mr. Boland (Chairman), Mr. Firestone, Mr. McCollough and Ms. Streeter. The Board has determined that each member of the Audit Committee is independent within the meaning of Goodyear’s independence standards and applicable Securities and Exchange Commission rules and regulations, and each of Mr. Boland, Mr. McCollough and Ms. Streeter is an audit committee financial expert. The Board has determined that Mr. Boland’s service on four public company audit committees does not impair his ability to effectively serve on Goodyear’s Audit Committee. The Committee met six times in 2009.

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of Goodyear’s financial statements, Goodyear’s compliance with legal and regulatory requirements related to financial reporting, the independent registered public accounting firm’s qualifications and independence, and the performance of Goodyear’s internal auditors and independent registered public accounting firm. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the Committee’s performance; appoints, evaluates and determines the compensation of Goodyear’s independent registered public accounting firm; reviews and approves the scope of the annual audit plan; reviews and pre-approves all auditing services and permitted non-audit services (and related fees) to be performed by the independent registered public accounting firm; oversees investigations into complaints concerning financial matters; and reviews policies and guidelines with respect to risk assessment and risk management, including Goodyear’s major financial risk exposures. The Audit Committee works closely with management as well as Goodyear’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Goodyear for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The report of the Audit Committee is on page 58 of this Proxy Statement.

Compensation Committee

The members of the Compensation Committee are Ms. Morrison, Mr. O’Neal, Mr. Sullivan (Chairman) and Mr. Weidemeyer. The Board has determined that each member of the Compensation Committee is independent within the meaning of Goodyear’s independence standards. The Committee met seven times in 2009.

The Board of Directors has delegated to the Compensation Committee primary responsibility for establishing and administering Goodyear’s compensation programs for executive officers and other key personnel. The Compensation Committee oversees Goodyear’s compensation and benefit plans and policies, administers its stock plans (including reviewing and recommending equity grants to executive officers and other key personnel), and reviews and approves annually all compensation decisions relating to executive officers, including the CEO. The Compensation Committee also prepares a report on executive compensation for inclusion in the annual proxy statement and reviews and discusses the Compensation Discussion and Analysis with management and recommends its inclusion in the annual proxy statement. The report of the Compensation Committee is on page 34 of this Proxy Statement.

In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to executive officers and other key personnel, and reports and makes recommendations to the Board regarding executive compensation policies and programs. The Compensation Committee informs the non-management directors of the Board of its decisions regarding compensation for the CEO. Under its charter, the Compensation Committee may delegate its authority to one or more of its members as appropriate.

The Compensation Committee has the authority to retain and terminate outside advisors, including independent compensation consultants, to assist it in evaluating actual and proposed compensation for executive officers. The Compensation Committee also has the authority to approve any such consultant’s fees and the other terms of such retention. From time to time, the Compensation Committee solicits advice from outside compensation consultants on executive compensation matters relating to the CEO and other executive officers. This advice has consisted primarily of assistance with benchmarking compensation for senior executives and directors, and advice on current and evolving market practices for specific components of compensation, such as incentive awards, severance and change-in-control protection policies, non-qualified benefit plans and perquisites.

Committee on Corporate Responsibility and Compliance

The members of the Committee on Corporate Responsibility and Compliance are Ms. Morrison (Chairperson), Mrs. Peterson and Mr. Wessel. The Committee met three times in 2009.

The Committee on Corporate Responsibility and Compliance reviews Goodyear’s legal compliance programs as well as its business conduct policies and practices and its policies and practices regarding its relationships with shareholders, employees, customers, governmental agencies and the general public. The Committee may also recommend appropriate new policies to the Board of Directors.

Finance Committee

The members of the Finance Committee are Mr. Firestone, Mr. O’Neal, Mr. Sullivan and Mr. Weidemeyer (Chairman). The Committee met three times in 2009.

The Finance Committee consults with management and makes recommendations to the Board of Directors regarding Goodyear’s capital structure, dividend policy, tax strategies, compliance with terms in financing arrangements, risk management strategies, banking arrangements and lines of credit, and pension plan funding. The Finance Committee also reviews and consults with management regarding policies with respect to interest rate and foreign exchange risk, liquidity management, counterparty risk, derivative usage, credit ratings, and investor relations activities.

Governance Committee

The members of the Governance Committee are Mr. Boland, Mr. McCollough (Chairman), Mrs. Peterson and Ms. Streeter. The Board has determined that each member of the Governance Committee is independent within the meaning of Goodyear’s independence standards. The Committee met four times in 2009.

The Governance Committee identifies, evaluates and recommends to the Board of Directors candidates for election to the Board of Directors. The Committee also develops and recommends appropriate corporate governance guidelines, recommends policies and standards for evaluating the overall effectiveness of the Board of Directors in the governance of Goodyear and undertakes such other activities as may be delegated to it from time to time by the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

Effective at the Annual Meeting, Richard J. Kramer will become our Chief Executive Officer and President, succeeding Robert J. Keegan who will remain as Executive Chairman of the Board. As Executive Chairman, Mr. Keegan will ensure that the Board fulfills its oversight and governance responsibilities and will direct the activities and meetings of the Board. In addition, the Board will continue to have a “Lead Director” who is responsible for coordinating the activities of the non-management directors and leading executive sessions of the non-management directors, which are generally held in conjunction with each regularly scheduled Board meeting. Additional duties of our Lead Director are set forth in Annex II to our Corporate Governance Guidelines. Mr. Boland has been elected by the non-management directors to serve as our Lead Director.

The Board believes that the current Board leadership structure is the most appropriate for the Company and its shareholders at this time. Mr. Keegan has led the Company as our Chairman, Chief Executive Officer and President for the past seven years and has extensive knowledge of the Company and the tire industry, which will continue to be valuable to the Board in his new role as Executive Chairman. As Executive Chairman, Mr. Keegan will be readily available to provide for a smooth transition of the CEO and President roles to Mr. Kramer. In addition, the Board determined to continue to have a Lead Director to ensure that the independent and non-management members of the Board maintain proper oversight of management. The Board has no policy that requires the separation or combination of the CEO and Chairman roles, and may reconsider our leadership structure from time to time based on considerations at that time.

Management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus.

The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures. The Compensation Committee considers risk issues when establishing and administering our compensation programs for executive officers and other key personnel. The Committee on Corporate Responsibility and Compliance oversees our legal and environmental compliance programs and policies and our compliance with our significant business conduct policies in order to help assure compliance with legal and regulatory requirements and adherence to the highest legal and ethical standards. The Finance Committee reviews, advises and consults with management regarding our risk management strategies, as well as our policies regarding interest rate and foreign exchange risk, liquidity management, counterparty risk and the use of derivatives. The Governance Committee oversees matters relating to the composition and organization of the Board and recommends to the Board how its effectiveness can be improved by changes in its composition and organization.

The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Board oversight of risk is enhanced by the fact that the Lead Director and Chairman attend virtually all Committee meetings and that Committee reports are provided to the full Board following each Committee meeting. We believe that our leadership structure also enhances the Board’s risk oversight function since our Lead Director regularly discusses the material risks facing the Company with management. The Chairman is also expected to report candidly to his fellow directors on his assessment of the material risks we face, based upon the information he receives as part of his management responsibilities. Both the Lead Director and the Chairman are well-equipped to lead Board discussions on risk issues.

Consideration of Director Nominees

The policy of the Governance Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Director.” In evaluating such nominations, the Governance Committee seeks to address the criteria described below under “Director Selection Guidelines” as well as any needs for particular expertise on the Board.

Any shareholder desiring to submit a proposed candidate for consideration by the Governance Committee should send the name of such proposed candidate, together with biographical data and background information concerning the candidate, to: The Secretary, The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316-0001.

Director Selection Guidelines

The Board of Directors has approved guidelines for selecting directors as part of our Corporate Governance Guidelines and our Governance Committee Charter. Under these criteria, prospective members of the Board should have a reputation for high moral character, personal and professional integrity, exceptional ability and sound judgment, substantial business experience or specific areas of expertise, and have attained the experience and stature necessary to be highly effective, working with other members of the Board, in serving the long-term interests of shareholders. In addition, the Directors should attempt to ensure that the Board is representative of the diversity present in Goodyear’s constituent populations. A person’s ability to satisfy Goodyear’s independence standards and those of the New York Stock Exchange may also be evaluated.

Identifying and Evaluating Nominees for Director

The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee also retains third-party executive search firms to identify candidates. In addition, under our prior master labor agreement with the USW, the USW had the right to nominate a candidate for consideration for membership on the Board. Mr. Wessel, who became a Director in December 2005, was identified and recommended by the USW.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the director selection guidelines described above. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in Goodyear’s director selection guidelines. The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Diversity is among the many factors that the Board considers in evaluating prospective nominees. Diversity, as considered by the Committee, can encompass many attributes, from business experience to substantive expertise to background to age, gender and race. We consider the members of our Board to have a diverse set of business and personal experiences, backgrounds and expertise, and to be diverse in terms of age, gender and race.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be elected to the Board, and the Board makes its decision after considering the recommendation and report of the Committee.

ELECTION OF DIRECTORS
(Item 1 on your Proxy)

The Board of Directors has selected the following twelve nominees recommended by the Governance Committee for election to the Board of Directors. The directors will hold office from their election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. If any of these nominees for director becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board of Directors.

JAMES C. BOLAND

Current Principal Occupation:  Formerly President, Chief Executive Officer and Vice Chairman of Cavaliers Operating Company, LLC and retired Vice Chairman of Ernst & Young.

Goodyear Director Since: December 18, 2002

Current Goodyear Board Assignments:

•	Lead Director

Current Goodyear Committee Assignments:

•	Audit (Chairman)

•	Governance

Description of Business Experience:

Mr. Boland is a Certified Public Accountant, and served for 22 years as a partner of Ernst & Young in various roles, including as Vice Chairman and Regional Managing Partner, as well as a member of the firm’s Management Committee. Following his retirement from Ernst & Young in 1998, Mr. Boland was the President and Chief Executive Officer of the Cavs/Gund Arena Company (the Cleveland Cavaliers professional basketball team and Gund Arena) from 1998 to December 31, 2002. He was Vice Chairman of that organization from January 1, 2003 to June 30, 2007, which, following a change in ownership, was renamed the Cavaliers Operating Company, LLC. Mr. Boland also serves on the boards of several private companies and nonprofit organizations.

Mr. Boland’s extensive accounting, financial and executive management experience provide him with the necessary skills to be Lead Director of our Board of Directors and Chairman of our Audit Committee, where he also qualifies as an “audit committee financial expert.” His service on other public company boards of directors also provides us with insight on developing best practices for public companies in areas such as risk oversight and corporate governance matters. He has served on our Board of Directors for over seven years, and has developed in-depth knowledge of the tire industry generally and Goodyear in particular.

Other Public Company Directorships Held Since January 1, 2005:

•	Developers Diversified Realty Corporation (2009 — present)

•	Invacare Corporation (1998 — present)

•	The Sherwin-Williams Company (1998 — present)

•	International Steel Group Inc. (2004 — 2005)

Age: 70

JAMES A. FIRESTONE

Current Principal Occupation:  Executive Vice President and President, Corporate Operations of Xerox Corporation

Goodyear Director Since: December 3, 2007

Current Goodyear Committee Assignments:

•	Audit

•	Finance

Description of Business Experience:

Mr. Firestone is an Executive Vice President of Xerox Corporation and has been President, Corporate Operations since September 2008. Mr. Firestone was President of Xerox North America from October 2004 to September 2008. He has also served as head of Xerox’s channels group and as chief strategy officer. Before joining Xerox in

1998, Mr. Firestone worked for IBM Corporation as general manager of the Consumer Division and for Ameritech Corporation as president of Consumer Services. He began his business career in 1978 with American Express, where during his 15-year tenure he ultimately rose to President, Travelers Cheques.

Mr. Firestone has extensive executive management experience in positions of increasing responsibility, including most recently as a senior executive officer of Xerox Corporation, which is of similar size and global complexity as Goodyear. He also has over 15 years of profit and loss management responsibility, as well as over 10 years of international business experience while working in Japan for American Express. These experiences provide him with unique and valuable insights as a director of Goodyear, particularly with respect to operations and finance matters.

Other Public Company Directorships Held Since January 1, 2005:

•	The Nomura Partners Fund (formerly The Japan Fund, Inc.)(2005 — present)

Age: 55

ROBERT J. KEEGAN

Current Principal Occupation:  Chairman of the Board, Chief Executive Officer and President of Goodyear

Goodyear Director Since: October 3, 2000

Description of Business Experience:

Mr. Keegan joined Goodyear on October 1, 2000, and was elected President and Chief Operating Officer and a Director of Goodyear on October 3, 2000 and President and Chief Executive Officer effective January 1, 2003. Mr. Keegan became Chairman of the Board effective July 1, 2003. Prior to joining Goodyear, Mr. Keegan was an Executive Vice President of Eastman Kodak Company. He held various marketing, financial and managerial posts at Eastman Kodak Company from 1972 through September 2000, except for a two year period beginning in 1995 when he was an Executive Vice President of Avery Dennison Corporation.

Mr. Keegan has been an executive officer of Goodyear for nearly 10 years, and has led Goodyear as our Chairman, Chief Executive Officer and President for seven of those years. During that time, he has provided the executive and Board leadership necessary to steer Goodyear successfully through a turn-around and, most recently, through the challenging economic environment of the past eighteen months. His successful leadership of Goodyear and extensive knowledge of the tire industry provides our Board with a unique perspective on the challenges we face.

Mr. Keegan does not serve on any Board committees, although he participates in many committee meetings as Chairman of the Board.

Other Public Company Directorships Held Since January 1, 2005:

•	None

Age: 62

RICHARD J. KRAMER

Current Principal Occupation:  Chief Operating Officer of Goodyear

Goodyear Director Since: February 22, 2010

Description of Business Experience:

Mr. Kramer joined Goodyear in March 2000 as Vice President — Corporate Finance, serving in that capacity as Goodyear’s principal accounting officer until August 2002, when he was elected Vice President, Finance — North American Tire. In August 2003, he was named Senior Vice President, Strategic Planning and Restructuring, and in June 2004 was elected Executive Vice President and Chief Financial Officer. Mr. Kramer was elected President, North American Tire in March 2007 and continued to serve as Chief Financial Officer until August 2007. In June 2009, Mr. Kramer was elected Chief Operating Officer and continued to serve as President, North American Tire until February 16, 2010. Prior to joining Goodyear, Mr. Kramer was with PricewaterhouseCoopers LLP for 13 years, including two years as a partner.

Mr. Kramer has been an executive officer of Goodyear for 10 years. Mr. Kramer has held several key positions at Goodyear and has had a critical role in creating our strategy and strengthening our leadership teams both as Chief Financial Officer and as President, North American Tire, and has led North American Tire through one of the most challenging economic environments in recent history. Mr. Kramer’s deep knowledge of Goodyear, global markets, manufacturing, finance and technology provides our Board with valuable perspectives that are necessary to advance Goodyear’s business and the interests of our shareholders.

Mr. Kramer does not serve on any Board committees.

Other Public Company Directorships Held Since January 1, 2005:

•	None

Age: 46

W.	ALAN McCOLLOUGH

Current Principal Occupation:  Retired. Formerly Chairman and Chief Executive Officer of Circuit City Stores Inc.

Goodyear Director Since: April 10, 2007

Current Goodyear Committee Assignments:

•	Audit

•	Governance (Chairman)

Description of Business Experience:

Mr. McCollough joined Circuit City Stores Inc., a consumer electronics retailer, in 1987 as general manager of corporate operations, and was named assistant vice president in 1989, president of central operations in 1991, and senior vice president of merchandising in 1994. He served as President and Chief Operating Officer from 1997 to 2000 and as President and Chief Executive Officer from 2000 to 2002. Mr. McCollough was elected Chairman, President and Chief Executive Officer of Circuit City in 2002 and served in those capacities until 2005. He remained Chief Executive Officer until February 2006 and Chairman until his retirement in June 2006. Mr. McCollough also serves as a trustee of the Joslin Diabetes Center, a nonprofit organization.

Mr. McCollough has extensive senior executive management experience, particularly in operations and consumer merchandising and marketing. His experience as Chairman and Chief Executive Officer of Circuit City provides him with the necessary skills to serve on our Audit Committee, where he also qualifies as an “audit committee financial expert.” Mr. McCollough’s past service as Chairman of Circuit City, as well as his current service on other public company boards of directors, provides us with important perspectives on corporate governance matters.

Other Public Company Directorships Held Since January 1, 2005:

•	La-Z-Boy Inc. (2007 — present)

•	VF Corporation (2000 — present)

•	Circuit City Stores Inc. (1999 — 2006)

Age: 60

DENISE M. MORRISON

Current Principal Occupation:  Senior Vice President and President — North America Soup, Sauces and Beverages, Campbell Soup Company

Goodyear Director Since: February 23, 2005

Current Goodyear Committee Assignments:

•	Compensation

•	Corporate Responsibility and Compliance (Chairperson)

Description of Business Experience:

Ms. Morrison has served as Senior Vice President and President — North America Soup, Sauces and Beverages of Campbell Soup Company since October 2007. From June 2005 to October 2007 she was President of the Campbell USA Soup, Sauce and Beverage division and from April 2003 to May 2005 was President of Global Sales and Chief Customer Officer. She has been a Senior Vice President of Campbell Soup since April 2003. Prior to joining Campbell Soup, Ms. Morrison served in various managerial positions at Kraft Foods, including as Executive Vice President/General Manager of the Snacks Division from October 2001 to March 2003 and the Confections Division from January 2001 to September 2001. Ms. Morrison also served in various managerial positions at Nabisco Inc. from 1995 to 2000 and at Nestle USA from 1984 to 1995. Ms. Morrison also serves on the boards of several nonprofit organizations.

Ms. Morrison has significant executive management experience in positions of increasing responsibility, including most recently as a senior executive officer of Campbell Soup Company, where she is responsible for Campbell Soup’s largest division. She has profit and loss management responsibility, as well as sales and marketing, strategic planning, talent management, supply chain and logistics, and risk management experience, all of which provide extensive perspectives to offer as a director of Goodyear. She also has a strong commitment to corporate social responsibility, for which she has received numerous awards and other recognition.

Other Public Company Directorships Held Since January 1, 2005:

•	None

Age: 56

RODNEY O’NEAL

Current Principal Occupation:  Chief Executive Officer and President, Delphi Automotive LLP

Goodyear Director Since:  February 3, 2004

Current Goodyear Committee Assignments:

•	Compensation

•	Finance

Description of Business Experience:

Mr. O’Neal has served as Chief Executive Officer and President of Delphi Automotive LLP since October 7, 2009 and previously served as Chief Executive Officer and President of its predecessor, Delphi Corporation, from January 2007 to October 6, 2009. Mr. O’Neal served in various managerial positions at Delphi Corporation since 2000 and was President and Chief Operating Officer from January 2005 to December 2006. Mr. O’Neal also served in various managerial and engineering positions at General Motors Corporation from 1976 to 1999, including Vice President of General Motors and President of Delphi Interior Systems prior to Delphi’s separation from General Motors.

Mr. O’Neal has extensive senior executive management experience in the automotive industry, including with respect to operations, automotive technology, human resource matters and finance. Mr. O’Neal provides us with insights on trends in the automotive industry as well as on practices, such as compensation and governance matters, that are applicable across industries.

Other Public Company Directorships Held Since January 1, 2005:

•	Sprint Nextel Corporation (2007 — present)

•	Delphi Corporation (2005 — October 2009)

Age: 56

SHIRLEY D. PETERSON

Current Principal Occupation:  Retired. Formerly a partner in the law firm of Steptoe & Johnson LLP

Goodyear Director Since: April 13, 2004

Current Goodyear Committee Assignments:

•	Corporate Responsibility and Compliance

•	Governance

Description of Business Experience:

Mrs. Peterson was President of Hood College, a liberal arts college in Frederick, Maryland, from 1995 to 2000. From 1989 to 1993 she served in the U.S. Government, first appointed by President George H.W. Bush as Assistant Attorney General in the Tax Division of the Department of Justice, then as Commissioner of the Internal Revenue Service. She was also a partner in the law firm of Steptoe & Johnson LLP where she served a total of 22 years from 1969 to 1989 and from 1993 to 1994. Mrs. Peterson was a Trustee of Bryn Mawr College from 1994 to 2007 and is currently a Trustee Emerita.

Mrs. Peterson’s legal, financial and executive management experience from both the public and private sectors provides Goodyear with important perspectives on accounting, tax and regulatory issues and corporate governance matters. She serves, and has served, on several public company boards, including diverse committee assignments. Her public company board experience, particularly her service on several governance and audit committees, provides us with valuable perspectives on the policies and practices of other public companies, including several in the manufacturing sector.

Other Public Company Directorships Held Since January 1, 2005:

•	AK Steel Holding Corporation (2004 — present)

•	Champion Enterprises, Inc. (2004 — present)

•	Wolverine World Wide, Inc. (2005 — present)

•	DWS Mutual Funds, Independent Trustee (1995 — 2008)

•	Federal-Mogul Corporation (2002 — 2007)

Age: 68

STEPHANIE A. STREETER

Current Principal Occupation:  Formerly Chairman, President and Chief Executive Officer of Banta Corporation

Goodyear Director Since:  October 7, 2008

Current Goodyear Committee Assignments:

•	Audit

•	Governance

Description of Business Experience:

Ms. Streeter joined Banta Corporation, a provider of printing and supply chain management services, as President and Chief Operating Officer in January 2001, and was elected Chief Executive Officer in 2002 and Chairman in 2004. She served as Chairman, President and Chief Executive Officer of Banta until its acquisition by R.R. Donnelley & Sons in 2007. Ms. Streeter also spent 14 years with Avery Dennison Corporation in a variety of product and business management positions, including as Group Vice President of Worldwide Office Products from 1996 to 2000. Ms. Streeter was a member of the board of directors of the United States Olympic Committee from 2004 to 2009, where she also served as Acting Chief Executive Officer from March 2009 to January 2010. She also serves on the boards of the Green Bay Packers, a professional football team, and Catalyst, a nonprofit organization.

Ms. Streeter has extensive senior executive management experience. Her experiences as Chairman, President and Chief Executive Officer of Banta, a publicly traded Fortune 1000 company, and at Avery Dennison provided Ms. Streeter with an understanding of the operations and performance of a large public company, as well as the need for transparency in its public reporting. These experiences provide her with the necessary skills to serve on our Audit Committee, where she also qualifies as an “audit committee financial expert.” Ms. Streeter’s service on several public company, nonprofit and sports-related boards of directors also provide us with important insights on practices across a variety of industries.

Other Public Company Directorships Held Since January 1, 2005:

•	Kohl’s Corporation (2007 — present)

•	Banta Corporation (2001 — 2007)

Age: 52

G.	CRAIG SULLIVAN

Current Principal Occupation:  Retired. Formerly Chairman and Chief Executive Officer of The Clorox Company

Goodyear Director Since: April 11, 2006

Current Goodyear Committee Assignments:

•	Compensation (Chairman)

•	Finance

Description of Business Experience:

Mr. Sullivan served as Chairman and Chief Executive Officer of The Clorox Company from 1992 to 2003. Prior to assuming that role in 1992, he served in various managerial positions at Clorox including group vice president responsible for both manufacturing and marketing household products. Before joining Clorox, Mr. Sullivan held various sales management positions with The Procter & Gamble Company and American Express.

Mr. Sullivan has over 40 years of management and leadership experience at major public companies, including over 30 years with Clorox and 11 years as Clorox’s Chief Executive Officer. His extensive senior executive management experience, particularly with respect to operations, consumer marketing, talent management and succession planning, provides us with important insights relevant to our business. He has served on the boards of six public companies throughout his career, including Goodyear, and has served on, and chaired, several committees at those companies. His board service provides valuable perspectives on best practices at other large publicly traded companies.

Other Public Company Directorships Held Since January 1, 2005:

•	Kimberly-Clark Corporation (2004 — present)

•	Mattel, Inc. (2001 — present)

Age: 69

THOMAS H. WEIDEMEYER

Current Principal Occupation:  Retired. Formerly Senior Vice President and Chief Operating Officer of United Parcel Service, Inc.

Goodyear Director Since: December 9, 2004

Current Goodyear Committee Assignments:

•	Compensation

•	Finance (Chairman)

Description of Business Experience:

Mr. Weidemeyer served as Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., a transportation and logistics company, from January 2001, and as President and Chief Operating Officer of UPS Airlines from July 1994, until his retirement in February 2004. Mr. Weidemeyer became Manager of the Americas International Operation of UPS in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, he became Vice President and Airline Manager of UPS Airlines and in 1994 was elected its President and Chief Operating Officer. Mr. Weidemeyer was a director of United Parcel Service from 1998 to 2003.

Mr. Weidemeyer has 38 years of management and executive leadership experience. His logistics, finance and international management experience provides us with valuable insights on our supply chain and financial management practices, as well as our overall business. His service on other boards of directors also provides us with perspectives on issues facing companies in different industries.

Other Public Company Directorships Held Since January 1, 2005:

•	NRG Energy, Inc. (2003 — present)

•	Waste Management, Inc. (2005 — present)

Age: 62

MICHAEL R. WESSEL

Current Principal Occupation:  President of The Wessel Group Incorporated

Goodyear Director Since:  December 6, 2005

Current Goodyear Committee Assignments:

•	Corporate Responsibility and Compliance

Description of Business Experience:

Mr. Wessel has served as President of The Wessel Group Incorporated, a government and political affairs consulting firm, since May 2006. Prior to founding The Wessel Group, he served as Senior Vice President of the Downey McGrath Group, a government affairs consulting firm, from March 1999 to December 2005 and as Executive Vice President from January 2006 to April 2006.

Mr. Wessel is an attorney with over 30 years of experience as an economic and international trade policy advisor in Washington, D.C. Mr. Wessel has acted as an advisor to Congressman Richard Gephardt, both in the U.S. House of Representatives and to his presidential campaigns in 1987-88 and 2003-04, to the Clinton/Gore Transition Office in 1992 and 1993, and to Senator John Kerry’s presidential campaign in 2004. Mr. Wessel also serves as a Commissioner on the U.S.-China Economic and Security Review Commission, a position he has held since April 2001.

Mr. Wessel’s extensive experience with public policy matters and his government service, including as an advisor to former Majority Leader Gephardt and as an appointee on government commissions, provides us with valuable perspectives on public policy matters impacting trade, international economic affairs and other matters of importance to Goodyear.

Other Public Company Directorships Held Since January 1, 2005:

•	None

Age: 50

Your Board of Directors unanimously recommends that shareholders vote FOR each of the nominees for director named in this Proxy Statement (Proxy Item 1).

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on your Proxy)

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit Goodyear’s consolidated financial statements as of and for the fiscal year ending December 31, 2010 and its internal control over financial reporting as of December 31, 2010. During fiscal year 2009, PwC served as Goodyear’s independent registered public accounting firm and also provided audit-related, tax and other services. See “Principal Accountant Fees and Services” on page 57.

The following resolution will be presented by the Board of Directors at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2010 is hereby ratified.”

In the event the appointment of PwC is not ratified by the shareholders, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for 2011.

OTHER BUSINESS

Your Board of Directors does not intend to bring any other business before the Annual Meeting and is not aware of any other business intended to be presented by any other person.

After the conclusion of the matters described above, shareholders will have an opportunity to ask appropriate questions regarding Goodyear and its operations.

If any other matters properly come before the Annual Meeting, your proxy will be voted by Messrs. Bialosky, Wells or Bell in such manner as they, in their discretion, deem appropriate.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The persons identified in the table below have reported that they beneficially owned at December 31, 2009 more than 5% of the outstanding shares of the Common Stock as follows:

	Shares of Common		Percent of Common
Name and Address	Stock Beneficially		Stock Outstanding
of Beneficial Owner	Owned		Beneficially Owned

FMR LLC
Fidelity Management & Research Company
Edward C. Johnson 3d 82 Devonshire Street Boston, Massachusetts 02109	34,770,054	(1)	14.4%

Eton Park Fund, L.P.
Eton Park Master Fund, Ltd.
Eton Park Associates, L.P.
Eton Park Capital Management, L.P.
Eric M. Mindich 399 Park Avenue, 10th Floor New York, New York 10022	14,000,000	(2)	5.8%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	18,866,529	(3)	7.8%

(1)	Sole voting power in respect of 2,065,374 shares and sole dispositive power in respect of 34,770,054 shares, as stated in a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2010.

(2)	Shared voting and dispositive power in respect of 14,000,000 shares, as stated in a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2010.

(3)	Sole voting and dispositive power in respect of 18,866,529 shares, as stated in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010.

In addition, The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60603, has indicated that at the record date it held 10,447,799 shares, or approximately 4.3% of the outstanding shares, of Common Stock as the trustee of various employee savings plans sponsored by Goodyear and certain subsidiaries.

On February 16, 2010, each director and nominee, each person named in the Summary Compensation Table on page 35, and all directors and executive officers as a group, beneficially owned the number of shares of Common Stock set forth in the table below.

	Beneficial Ownership at February 16, 2010(1)
			Shares of	Shares of Common	Deferred Share
	Shares of		Common Stock	Stock Subject to	Equivalent Units
	Common Stock		Held in Savings	Exercisable	and Restricted		Percent of
Name	Owned Directly(2)		Plan(3)	Options(4)	Stock Units		Class

James C. Boland	3,000		-0-	-0-	46,712	(10)		*
James A. Firestone	-0-		-0-	-0-	16,270	(10)		*
W. Alan McCollough	-0-		-0-	-0-	19,080	(10)		*
Denise M. Morrison	-0-		-0-	-0-	28,715	(10)		*
Rodney O’Neal	-0-		-0-	-0-	34,729	(10)		*
Shirley D. Peterson	1,000		-0-	-0-	32,827	(10)		*
Stephanie A. Streeter	-0-		-0-	-0-	12,212	(10)		*
G. Craig Sullivan	5,000		-0-	-0-	31,307	(10)		*
Thomas H. Weidemeyer	1,000		-0-	-0-	30,029	(10)		*
Michael R. Wessel	-0-		-0-	-0-	24,975	(10)		*
Robert J. Keegan	370,180	(5)	458	1,196,557	-0-			*
Darren R. Wells	11,708		162	108,136	-0-			*
Richard J. Kramer	171,666	(6)	221	264,603	454	(11)		*
Arthur de Bok	65,585	(7)	-0-	186,763	-0-			*
David L. Bialosky	75,919	(8)	-0-	-0-	-0-			*
All directors, the named executive officers and all other executive officers as a group (29 persons)	1,052,595	(9)	57,749	2,383,034	320,826		1.4%

*	Less than 1%

(1)	The number of shares indicated as beneficially owned by each of the directors and named executive officers, and by all directors and executive officers as a group, and the percentage of Common Stock outstanding beneficially owned by each person and the group, has been determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934.

(2)	Unless otherwise indicated in a subsequent note, each person named and each member of the group has sole voting and investment power with respect to the shares of Common Stock shown.

(3)	Shares held in trust under Goodyear’s Employee Savings Plan for Salaried Employees (the “Savings Plan”).

(4)	Shares that may be acquired upon the exercise of options which are exercisable on or prior to April 17, 2010.

(5)	Includes 13,000 shares owned by his spouse and 77,101 shares owned by a trust.

(6)	Includes 103,492 shares acquired under Restricted Stock Purchase Agreements, which shares are subject to the Company’s repurchase option and certain restrictions on transfer.

(7)	Includes 59,835 shares acquired under a Restricted Stock Purchase Agreement, which shares are subject to the Company’s repurchase option and certain restrictions on transfer.

(8)	Includes 75,919 shares acquired under a Restricted Stock Purchase Agreement, which shares are subject to the Company’s repurchase option and certain restrictions on transfer.

(9)	Includes 1,039,595 shares owned of record and beneficially or owned beneficially through a nominee or trustee, and 13,000 shares held by or jointly with family members of certain directors and executive officers.

(10)	Deferred share equivalent units and restricted stock units, each equivalent to a share of Common Stock, accrued to accounts of the director under Goodyear’s Outside Directors’ Equity Participation Plan. Deferred share equivalent units are payable in cash, and restricted stock units are payable in Common Stock, following retirement from the Board of Directors. See “Director Compensation” at page 55.

(11)	Units, each equivalent to a share of Common Stock, deferred pursuant to performance awards earned, and payable in cash, shares of Common Stock, or any combination thereof, at the election of the executive officer.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

At the beginning of 2009, we faced a volatile and uncertain business environment due to the recessionary economic conditions that existed in many parts of the world, particularly in North America and Europe. We also faced a number of substantial challenges impacting the tire industry, such as industry overcapacity, volatile and high raw material and energy costs, severe weakness in the North American auto industry and the North American and European commercial truck industry, and increasing competition from low-cost manufacturers. Due to the turmoil in the financial industry, the capital markets were also severely constrained, which made liquidity of paramount importance.

We anticipated a decline in sales volumes and a related increase in under-absorbed fixed overhead costs due to prevailing economic conditions, and acted decisively to address those conditions by announcing a number of strategic initiatives aimed at permitting us to endure the economic challenges and emerge stronger in the future.

The Compensation Committee considered these challenges when it established the 2009 compensation program for our named executive officers and took the following actions in response:

•	Base salaries were frozen for all of our executive officers, other than executive officers who received significant promotions during the year.

•	The relative weight of operating cash flow versus EBIT performance measures was increased in our annual incentive plan, as compared to prior years, to emphasize the importance of liquidity.

•	Operating drivers were introduced in our annual incentive plan as a new component of performance measurement that were directly tied to several of our 2009 strategic initiatives in order to ensure that payouts under that plan reflected our success in achieving strategic objectives that were critical to our business.

•	Significant changes were made to our long-term compensation programs in light of the volatile and uncertain economic environment, including:

•	Providing for three one-year performance periods for the 2009-2011 awards under the Executive Performance Plan and a one-year performance period for performance share awards under the 2008 Performance Plan, rather than a three-year performance period as was used in prior years. In order to provide an additional retention incentive and maintain a three-year total vesting period consistent with prior grants of performance shares, the performance shares, which are payable 100% in shares of our Common Stock, will vest contingent upon continued service through December 31, 2011.

•	Increasing the relative weight of cash flow, net of debt, versus net income performance measures, as compared to prior years, given the importance of liquidity.

The performance targets for the 2009 performance period under our variable incentive plans would be achieved, at the target performance level, if we successfully executed our operating plan for 2009, which reflected the challenging economic environment. The targets the Compensation Committee established were considered aggressive targets, the achievement of which would mean we had successfully met the significant challenges posed by the recessionary economic conditions and were poised for future growth. However, in light of the lower absolute performance contemplated by the 2009 performance targets, the Compensation Committee provided that the maximum award would be 150% of target, rather than 200% of target as was the case in prior years.

During the three-year performance period ending in 2009 and the one-year 2009 performance period, many of the anticipated economic challenges came to fruition. During the 2007-2009 performance period, we also faced several Company-specific challenges, such as the recovery from the USW strike in the first half of 2007, the continuation and completion of a capital structure improvement plan in 2007, rapidly deteriorating economic conditions in 2008, and the need to implement significant cost reductions throughout the period, which was only exacerbated in 2009. During the 2009 performance period, we faced, and successfully dealt with, the bankruptcies of both General Motors and Chrysler without suffering any material losses on our receivables.

Our performance during the 2009 performance period reflects strong working capital management, many successful new product launches, including the Assurance Fuel Max tire in North America, approximately $730 million of savings under our four-point cost savings plan, and other strategic initiatives, plus a global salary freeze, global workforce reductions, capital expenditure reductions, and production cuts to respond to the reduced demand for our products due to recessionary economic conditions. In addition to these factors, our performance during the 2007-2009 performance period reflects the completion of our $2.5 billion four-year, four-point cost savings plan, the establishment of an independent Voluntary Employees’ Beneficiary Association, which assumed the obligation to provide healthcare benefits for our current and future USW retirees, and the completion of our capital structure improvement plan in 2007.

The discussion that follows elaborates on the Compensation Committee’s compensation philosophy, compensation decision-making process, the elements of our compensation program, and the specifics of grants made and payouts approved in 2009 to our named executive officers in light of the challenging economic environment.

Compensation Philosophy

The key objectives of our executive compensation program are to:

•	motivate executives and other key personnel to attain appropriate short-term and long-term performance goals and manage the Company for sustained long-term growth,

•	align executives’ interests with those of our stockholders, and

•	attract and retain qualified and experienced executive officers and other key personnel.

To help us achieve these objectives, we strive to offer our executive officers compensation and benefits that are tied to our performance, including equity-based compensation, and that are attractive and competitive for talent in the marketplace. The key components of compensation provided to our executive officers are:

•	annual salaries,

•	annual cash incentives based on performance measured against specific corporate and/or operating unit goals and individual performance,

•	long-term compensation in the form of:

•	stock options tied to the growth in our stock price from the date of grant,

•	performance shares, the payout of which is tied to the achievement of specific financial objectives during specified performance periods and the growth in our stock price, and

•	cash awards under a long-term incentive plan, the payout of which is tied to achieving the same financial objectives used to determine performance share awards, and

We also provide our executive officers with retirement benefits and limited perquisites.

The following table provides an overview of the relationship between the objectives and components of our compensation program. A more detailed discussion of each component is provided later in this Compensation Discussion and Analysis.

Component	Description	Participants	Objectives Achieved

Annual Compensation

Base Salary	• Annual cash compensation	• All employees	• Provide a minimum level of fixed compensation necessary to attract and retain employees • Recognize skills, competencies, experience and individual contribution

Component	Description	Participants	Objectives Achieved

Management Incentive Plan — Annual Cash Incentive	• Annual cash incentive based on corporate EBIT performance. Awards may be reduced (but not increased) based on corporate and/or operating unit performance and individual performance.	• Certain executive officers (including named executive officers)	• Drive short-term performance:

   •   Across total company and operating units as measured primarily by corporate EBIT and the achievement of annual operating goals

• Of the individual as measured by achievement of specific strategic goals and demonstrated leadership

Long-Term Compensation

Stock Options	• Long-term equity incentive program that provides the opportunity to purchase stock at a fixed price over a ten-year period. Results in value only if stock price increases.	• Key employees (including all named executive officers)	• Drive stock price performance • Focus on long-term success • Facilitate retention • Align the interests of management with those of shareholders

Performance Share Grants
•   Long-term cash and equity incentive program with award payouts tied to achievement of corporate goals over specified performance periods and stock performance; paid 50% in cash and 50% in shares of Common Stock for grants made prior to 2009 and 100% in shares of Common Stock for grants made in 2009.
		• Executive officers (including all named executive officers)	• Drive operational performance and shareholder value creation • Focus on long-term success • Facilitate retention • Align the interests of management with those of shareholders

Executive Performance Plan	• Long-term cash incentive program with award payouts tied to achievement of corporate goals over specified performance periods; paid in cash.	• Key employees (including all named executive officers)	• Drive operational performance • Focus on long-term success • Facilitate retention • Align the interests of management with those of shareholders

Component	Description	Participants	Objectives Achieved

Retirement Programs

Supplementary Pension Plan and Excess Benefit Plans	• Additional retirement benefits	• Key employees (including named executive officers)	• Facilitate retention • Support succession planning objectives by ensuring sufficiency of retirement replacement income

Qualified Retirement Plans	• Post-retirement benefits	• All U.S. employees	• Necessary to attract and retain employees

Other Executive Benefits

Perquisites
•   Home security systems

•   Tire program

•   Financial planning and tax preparation services

•   Annual physical exams

•   Use of company aircraft (in limited circumstances, and with executive partially reimbursing the Company)
		• Certain executive officers (including named executive officers)	• Assure protection of executive officers • Enable executives to focus on Company business with minimal disruption

Other Benefits	• Medical, welfare and other benefits	• All employees	• Necessary to attract and retain employees

We are guided by the following core principles in establishing compensation for our executives, including the Chairman, Chief Executive Officer and President (“CEO”) and the other executive officers named in the Summary Compensation Table (together with the CEO, the “named executive officers”):

First, compensation programs should motivate our executives to take actions that are aligned with our short-and long-term strategic objectives, and appropriately balance risk versus potential reward.

Second, as executives move to a greater level of responsibility, the percentage of their pay based on performance should increase to ensure the highest level of accountability to shareholders.

Third, performance pay should offer an opportunity for above average compensation for above average performance balanced by the risk of below average compensation when our performance does not meet our goals.

Fourth, the percentage of total compensation paid in the form of equity should also increase as executives have increasing responsibility for corporate performance, thereby more closely aligning their interests with those of our stockholders.

We generally target base salaries for our named executive officers below median market rates, as required by our master labor agreement (the “USW Agreement”) with the USW, and we target performance-based and equity compensation at rates that are either at the median market rate or somewhat above such rate. We employ this approach because it minimizes fixed expense associated with salary and enables annual cash compensation and total compensation to fluctuate directly with performance against operating goals and changes in share price, thereby ensuring that overall costs are aligned with performance and that executives receive a leveraged and attractive compensation opportunity that varies based on results. This approach also provides an opportunity for compensation in excess of median market rates through superior performance. Conversely, executives may earn less than median market rates for performance that does not meet our goals and/or due to declines in our stock price.

Consistent with general market practice, the Compensation Committee believes that base salary should comprise approximately 20% of “primary compensation,” which we define to include salary, annual cash incentive and long-term compensation. The remaining approximately 80% of the primary compensation opportunity is a mix of annual cash incentive, stock options, performance shares and long-term cash-based incentive awards. The design and mix of variable compensation has been evolving over the past several years. The market value of our Common Stock, which experienced significant volatility during 2009, and the availability of shares under our equity compensation plans will impact our ability to use stock-based compensation to deliver a specified level of targeted compensation opportunity.

Compensation Decision-Making

Our Board of Directors has delegated to the Compensation Committee of the Board primary responsibility for establishing and administering our compensation programs for executive officers and other key personnel. The Compensation Committee oversees our compensation and benefit plans and policies, administers our stock plans (including reviewing and recommending equity grants to executive officers), and reviews and approves annually all compensation decisions relating to executive officers, including those for the CEO and the other named executive officers.

In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to executive officers and other key personnel, and reports and makes recommendations to the Board regarding executive compensation policies and programs. In addition, the CEO annually makes recommendations to the Compensation Committee regarding salary adjustments and the setting of annual incentive targets and awards and long-term compensation targets and awards for executive officers, including the other named executive officers. In determining the compensation of a named executive officer, the Compensation Committee considers individual performance, our performance and relative shareholder return, the compensation of officers with similar responsibilities at comparable companies, the awards given to the named executive officer in past years, the relationship between the compensation to be received by the officer and the compensation to be received by the other named executive officers, including comparing the relationship to that found at comparable companies (which we refer to as “internal pay equity”), and such other factors that the Committee deems relevant that are discussed elsewhere in this Compensation Discussion and Analysis.

On an ongoing basis, the Compensation Committee reviews our executive compensation practices to determine whether they meet, and are consistent with, the key objectives of our compensation program. The Compensation Committee generally adheres to the guidelines and philosophy described above under “Compensation Philosophy.” However, significant changes in our business or the markets in general, may cause the Compensation Committee to deviate from these guidelines if deemed appropriate. This allows the Compensation Committee to motivate our executives and other key personnel to attain appropriate short-term and long-term performance goals and to manage the Company for sustained long-term growth, serve the best interests of the Company and our stockholders, and attract and retain talented executives.

Role of Compensation Consultant

The Compensation Committee has the authority to retain and terminate outside advisors, including compensation consultants, to assist it in evaluating actual and proposed compensation for our executive officers. During 2009, the Compensation Committee retained Frederic W. Cook & Co., Inc., as its independent compensation consultant, to provide advice and assistance on executive compensation matters, including the 2009 compensation decisions that are discussed elsewhere in this Compensation Discussion and Analysis. As part of its engagement, Frederic W. Cook & Co. reviewed our executive compensation peer group and conducted a competitive analysis of the primary compensation opportunities for the named executive officers as well as our operational and stock price performance relative to the peer group. Frederic W. Cook & Co. also assisted the Committee with a variety of other issues, including setting CEO compensation, compensation issues related to leadership succession activities, and the establishment of performance goals under our variable incentive plans. In addition, Frederic W. Cook & Co. conducted a competitive review of peer group retirement plans and made a presentation to the full Board on trends and regulatory developments in executive compensation. A representative of Frederic W. Cook & Co. regularly attends Compensation Committee meetings. Frederic W. Cook & Co. works with Goodyear management only under the direction of the Compensation Committee and does not provide any other advice or consulting services to the Company.

Benchmarking of Primary Compensation

As noted above, the Compensation Committee generally targets primary compensation levels for named executive officers at or slightly above median market rates. For these purposes, the Compensation Committee has determined “market” rates by considering two sources:

•	proxy statements of 16 peer companies with annual revenues ranging from $14.4 billion to $58.6 billion and median revenues of $22.4 billion; and

•	broad-based compensation surveys published from time to time by national human resources consulting firms.

For 2009 compensation decisions, the peer group noted above consisted of:

• 3M	• Johnson Controls

• Caterpillar	• Lear (until December 2009)

• Deere & Co.	• Paccar

• DuPont	• PPG Industries

• Eaton	• Textron

• Emerson Electric	• TRW Automotive

• Honeywell	• United Technologies

• Illinois Tool Works	• Whirlpool

This peer group was selected because the companies, as a whole, represent organizations of comparable size and complexity that we compete with for executive talent. The peer group includes companies in similar industries with comparable business models and global reach, but does not include other companies in the tire industry because no other U.S.-based tire company is similar in size and complexity to us and non-U.S.-based tire companies do not publish comparable compensation information. In December 2009, the Compensation Committee reviewed the composition of the peer group and removed Lear since it had been operating under bankruptcy protection. The Compensation Committee may continue to make changes in the peer group from time to time based on the criteria described above or other relevant factors.

Data with respect to comparable elements of primary compensation is compiled for the peer group of companies described above from available sources, including, in most cases, the most recently available annual proxy statements and other SEC filings that address executive compensation matters.

Elements of Compensation

Annual Compensation

Base Salaries

We provide base salaries to recognize the skills, competencies, experience and individual performance each named executive officer brings to his position. We target base salaries below median market rates, as required by the USW Agreement, and place correspondingly greater emphasis on performance-based incentive and equity compensation. Salary guidelines for each named executive officer’s position are based primarily on market data that we derive through our benchmarking practices, as described above. We also develop salary guidelines from compensation surveys using regression analysis based on revenues of the surveyed companies. In addition to data derived from these surveys, the Compensation Committee reviews general surveys prepared by national human resources consulting firms indicating past, present, projected and annual increases to salaries for executive positions. The Compensation Committee also considers the CEO’s recommendations (other than with respect to his base salary), which are based in substantial part on the guidelines described above as well as on certain subjective factors, including the CEO’s evaluation of the performance of each named executive officer against corporate, operating unit and individual objectives established at the start of each year, their current and future responsibilities, our recent financial performance, retention considerations, and general economic and competitive conditions.

2009 Base Salary Decisions

Using the methodologies described above for setting salary guidelines, we compared total compensation levels for our named executive officers and 14 additional executives against survey data provided by Frederic W. Cook & Co. We concluded that the base salaries of our named executive officers who are direct reports to the CEO were, in the aggregate, below the market median, in accordance with the USW Agreement.

In 2009, we froze base salaries for all executive officers, other than executive officers who received significant promotions during the year. As a result, Mr. Keegan, Mr. Wells and Mr. de Bok did not receive base salary increases in 2009. Mr. Bialosky was elected as our Senior Vice President, General Counsel and Secretary effective September 23, 2009 at an annual base salary of $500,000. Mr. Kramer was elected Chief Operating Officer in addition to his duties as President, North American Tire in June 2009. Due to his increased responsibilities following this promotion, his base salary was increased from $580,000 to $750,000. Salaries of the named executive officers in 2009 were an average of 4% lower than the median indicated by the salary guidelines described above. Salaries in 2009 averaged approximately 16% of primary compensation paid to the named executive officers.

Annual Cash Incentives Under the Management Incentive Plan

The Management Incentive Plan, which was approved by our shareholders in 2008, provides annual cash-based incentives for all of the named executive officers (other than Mr. Wells) and is designed to comply with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Incentive payments to our named executive officers under the Management Incentive Plan are intended to be fully deductible for federal income tax purposes. Mr. Wells remained a participant in our generally applicable annual incentive plan, the Performance Recognition Plan, since, as our Chief Financial Officer, his compensation is not subject to Section 162(m) of the Code.

Under the Management Incentive Plan, each participant is eligible to receive a maximum performance award equal to a percentage of the Company’s EBIT for the year. “EBIT,” as defined in the Management Incentive Plan, means the Company’s net sales, less cost of goods sold, and selling, administrative and general expenses, as reported in the Company’s consolidated statement of operations for the year, prior to accrual of any amounts for payment under the Management Incentive Plan, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in the Company’s consolidated financial statements, notes to the consolidated financial statements or management’s discussion and analysis of financial condition and results of operations.

Specifically, the CEO is eligible to receive a performance award equal to 0.75% of EBIT and the other named executive officers are each eligible to receive a performance award equal to 0.50% of EBIT. The actual performance award granted to a participant is determined by the Compensation Committee, which retains the discretionary authority to reduce or eliminate (but not increase) a performance award based on its consideration of, among other things, corporate and/or business unit performance against achievement of financial or non-financial goals, economic and relative performance considerations, and assessments of individual performance, which we refer to as the “MIP performance objectives.” All references to the MIP performance objectives under the Management Incentive Plan shall include the performance targets under the Performance Recognition Plan for Mr. Wells since the MIP performance objectives were identical to those performance targets.

Awards under the Management Incentive Plan are designed to emphasize important short-term operating and tactical objectives that directly drive the creation of shareholder value and provide appropriate balance with the metrics used in our long-term incentives. An individual’s target incentive level for the award, taking into account the MIP performance objectives, is set annually at rates somewhat above median market levels so that when combined with the below median base salaries required by the USW Agreement, we provide an overall annual compensation opportunity slightly above median market levels. Each MIP performance objective has a target level as well as a threshold and maximum level, which are determined based on the perceived difficulty of the established targets and actual results for those measures in prior years.

Awards are generally paid in cash. However, named executive officers may elect to defer all or a portion of their award in the form of cash or stock units. If deferred in the form of stock units, we will match 20% of the deferred amount with additional stock units that will vest in one year subject to the executive’s continued employment. Any stock units are converted to shares of Common Stock and paid to the participant in January of the fourth year following the end of the plan year under which the award was earned. See “Executive Deferred Compensation Plan” below.

2009 Annual Incentive Payouts

For 2009, our EBIT was $304 million. As a result, Mr. Keegan was eligible to receive a maximum performance award equal to $2,282,595 and the other named executive officers (other than Mr. Wells) were each eligible to receive a maximum performance award equal to $1,521,730.

In 2009, the MIP performance objectives under the Management Incentive Plan were as follows:

•	for corporate officers (including Messrs. Keegan, Wells and, for the seven months he was our Chief Operating Officer, Kramer): (i) 20% based on Goodyear’s EBIT, after accrual of any amounts for payment under the Management Incentive Plan, less finance charges (“Corporate EBIT”); (ii) 40% based on Goodyear’s

“operating cash flow” (cash flow from operations and investing activities, each adjusted for foreign currency exchange, less the change in restricted cash and dividends paid to minority interests in subsidiaries); and (iii) 40% based on the operating drivers described below.

•	for officers of our four operating units (including Messrs. de Bok and, for the five months before he was named our Chief Operating Officer, Kramer) (a) 60% on that operating unit’s results as follows: (i) 20% based on the operating unit’s EBIT, after accrual of any amounts for payment under the Management Incentive Plan (“Operating Unit EBIT”); (ii) 40% based on the operating unit’s operating cash flow (as defined above); and (iii) 40% based on the operating drivers described below; and (b) 40% on overall company results as described in the preceding bullet point.

In 2009, the Compensation Committee established the following operating drivers that were consistent with our annual operating plan and are tied to the achievement of important strategic objectives that drive the success of our business:

Strategic Drivers	Operating Drivers

Leadership	Continue to strengthen the Company’s leadership team by filling positions identified in our succession plan with internal promotions or external hires.
Lower Cost Structure	Implement $700 million of additional cost savings under our 4-point cost savings plan.
Focus on Cash	Significant progress against funding plan through capital markets transactions, credit facilities or asset sales.
Leveraged Distribution/ Build Brand Strength	Effectively manage the price/mix/volume/share/raw materials equation (in the aggregate) to maximize profitability, and increase market share in targeted product segments.
Product Leadership	Deliver more than 50 new product launches.
Advantaged Supply Chain	Meet “On Time in Full” goals.

The Compensation Committee used Corporate EBIT, which deducts finance charges, to measure overall company results, rather than EBIT, to provide our officers an incentive to reduce finance charges, given existing debt levels. Incentive payouts under the MIP performance objectives for officers of our four operating units is based 60% on that operating unit’s results and 40% on overall company results. In this manner, we believe our executives are held most accountable for financial results in the areas where they have the most control and influence, but are also motivated to work cooperatively with other operating units to maximize results for the entire Company. In light of the lower absolute performance contemplated by the MIP performance objectives, the Compensation Committee provided that participants can earn between 0% and 150% of their targeted incentive level under the MIP performance objectives, rather than 0% to 200% of their targeted incentive level as was the case in prior years under the Performance Recognition Plan, our prior annual incentive compensation plan.

The Compensation Committee established the MIP performance objectives in February 2009. The Compensation Committee set the MIP performance objectives taking into account the economic environment that existed in 2009 and that is discussed in more detail above under the heading “Overview.” The Compensation Committee also emphasized the importance of liquidity by increasing the relative weight of operating cash flow to Corporate EBIT or Operating Unit EBIT as compared to prior years. The Compensation Committee also introduced the operating drivers described above as a new component of performance measurement. Consistent with past practices, the Compensation Committee also excluded accelerated depreciation expense related to plant closures from the Corporate EBIT target. Overall, the Compensation Committee believed the MIP performance objectives reflected a significant stretch for the Company given the financial and operating challenges presented by the recessionary economic environment.

In February 2010, the Compensation Committee reviewed actual results for 2009 with respect to achievement of the company-wide and operating unit MIP performance objectives.

For overall company results (the performance of which is relevant for determining Mr. Keegan’s, Mr. Wells’ and a portion of Mr. Kramer’s incentive payments), target Corporate EBIT was $(240) million and actual Corporate EBIT was $(44) million, or approximately 82% above target, and target operating cash flow was $(430) million and actual operating cash flow was $582 million, or significantly more than 100% above target.

The North American Tire unit (the performance of which is relevant for determining a portion of Mr. Kramer’s incentive payment) exceeded its Operating Unit EBIT and operating cash flow targets by 46% and 86%, respectively. The Europe, Middle East and Africa Tire (“EMEA”) unit (the performance of which is relevant for determining

Mr. de Bok’s incentive payment) exceeded its Operating Unit EBIT threshold by 9%, but fell short of its target, and exceeded its operating cash flow target by significantly more than 100%.

The Compensation Committee also considered our achievement of the operating drivers, including the degree of difficulty in achieving our goals under those drivers given the economic environment during 2009 and other qualitative supporting factors, such as our underlying operating performance. The Committee then assessed whether the overall company’s and each operating unit’s performance against the operating drivers were below, at or above target, taking into consideration the qualitative factors described in the preceding sentence. The Committee determined that Corporate, North American Tire and EMEA met or exceeded each of their operating drivers. In reaching that conclusion, the Committee considered, among other things, the following achievements by Goodyear and the contributions of each operating unit to those achievements:

•	Strengthening our leadership team through internal promotions, such as Mr. Kramer’s promotion to Chief Operating Officer, and the hiring of external candidates to fill key leadership roles, such as Mr. Bialosky’s hiring as Senior Vice President, General Counsel and Secretary and the hiring of a new Senior Vice President of Global Operations.

•	Achieving approximately $730 million of cost savings under our 4-point cost savings plan.

•	Issuing $1.0 billion of senior unsecured notes in May 2009 following a period of considerable uncertainty in the capital markets.

•	Successful focus on price/mix leading to a more than $200 million improvement.

•	Increasing our market share in targeted product segments.

•	Launching 62 new products globally.

•	Continuing to build an advantaged supply chain, including strong working capital management as evidenced by over $1.1 billion of inventory reductions from December 31, 2008 to December 31, 2009.

Since the Corporate EBIT or Operating Unit EBIT, as the case may be, and operating cash flow targets, in the aggregate for overall company and operating unit results, were met or exceeded, and each of the applicable operating drivers were met or exceeded, the Committee determined that the operating driver performance should mirror the calculated performance using the financial performance measures. In reaching this decision, the Committee considered whether the performance under the financial performance measures and the operating drivers were appropriately aligned, and concluded that they were.

The Compensation Committee then reviewed its assessment of the CEO’s performance during 2009 and the CEO’s assessment of each of the other named executive officer’s performance during 2009, and their respective contributions to our results in 2009. In particular, the Compensation Committee considered the CEO’s contributions to the achievement of:

•	Our financial and operating goals in the face of the global recession,

•	Strengthening the company’s liquidity position due, in significant part, to strong working capital management,

•	The successful completion of a $1 billion debt offering in May 2009 that addressed a December 2009 debt maturity and further enhanced the Company’s liquidity position,

•	Increased four-point cost savings plan goals, and

•	Continued strengthening of our leadership team.

The CEO and the Compensation Committee also considered the substantial contributions of the other named executive officers in furthering the Company’s strategic initiatives described in the preceding bullet points.

In light of our Corporate EBIT or Operating Unit EBIT, as the case may be, operating cash flow and operating driver performance and the other considerations described above, the Compensation Committee limited the awards for Messrs. Wells and Kramer to payouts of 150%, and for Mr. de Bok to a payout of 131%, of their respective target amounts under the 2009 MIP performance objectives. As a result of achieving EBIT of $304 million and the other considerations described above, the Compensation Committee awarded Mr. Keegan $2,282,595 (or 0.75% of EBIT), which is the maximum amount payable under the Management Incentive Plan and which represented 123% of his target amount under the 2009 MIP performance objectives.

The table below presents information regarding the potential and actual awards for our named executive officers under the Management Incentive Plan:

				Actual Award
		Target Under		as a %
		MIP		of Target Under
	Maximum	Performance	Actual	MIP	Actual Award
	Award	Objectives	Award	Performance	as a % of
Name	($)	($)	($)	Objectives	Base Salary

Keegan	$2,282,595	$1,850,000	$2,282,595	123%	186%
Wells(1)	N/A	400,000	600,000	150%	133%
Kramer	1,521,730	654,219	981,329	150%	131%
de Bok	1,521,730	450,000	589,500	131%	118%
Bialosky	—	—	—	—	—

(1)	As noted above, Mr. Wells’ award was paid under the Performance Recognition Plan, and not the Management Incentive Plan. Neither the amount nor the tax deductibility of his award was affected by this decision.

Other Bonus Awards

The Compensation Committee also approved the payment of a bonus of $375,000 to Mr. Bialosky, which was consistent with the terms of his offer letter.

Long-Term Compensation

Long-term incentives are delivered through grants of stock options and performance shares under our 2008 Performance Plan and long-term cash-based incentive awards under our Executive Performance Plan. Long-term performance-based compensation is generally designed to represent approximately 67% of the primary compensation of named executive officers, assuming target performance levels. This is consistent with our emphasis on long-term compensation, which better ties the executive’s compensation to long-term operational success and shareholder value creation. The mix of long-term compensation between stock option grants, performance share grants and cash-based long-term incentives was based, in part, on the number of shares available for grant under the 2008 Performance Plan, as well as considerations relating to managing the dilutive effect of share-based awards.

The amount and terms of grants to named executive officers under the 2008 Performance Plan and the Executive Performance Plan are based on criteria established by the Compensation Committee and include responsibility level, base salary level, current Common Stock market price, officer performance, recent Goodyear performance, internal pay equity, and, with respect to the 2008 Performance Plan, the number of shares available under the plan. As discussed above under “Compensation Philosophy,” the Compensation Committee makes grants under these plans with the objective of providing a target primary compensation opportunity at or somewhat above median market rates.

Cash-Based Awards Under the Executive Performance Plan

The Executive Performance Plan provides long-term incentive compensation opportunities in order to motivate key personnel to achieve our long-term business objectives and to attract, retain and reward key personnel. This plan was originally established by the Board of Directors in 2003 to address the limitations of providing compensation through our equity compensation plans. Due to the relatively low market price of our Common Stock at the time, the quantity of shares that would have been necessary to provide meaningful incentive compensation would have exceeded the number of available shares under our equity compensation plans and would have created an unacceptable level of potential share dilution. As a result, the Compensation Committee determined that a cash-based plan was the most appropriate tool for providing performance and retention incentives. The market value of our Common Stock and the availability of shares under our equity compensation plans continue to impact our ability to use stock-based compensation to deliver a specified level of targeted compensation opportunity. As a result, the Executive Performance Plan remains a valuable compensation tool.

2009 Grants Under the Executive Performance Plan

The Compensation Committee made Executive Performance Plan grants in February 2009 that have the following characteristics:

•	the target value is $100 per unit;

•	the payout amount is based on results over three one-year performance periods as compared with performance goals set at the start of each performance period; and

•	the payout amount can range from $0 per unit to $150 per unit for the 2009 performance period based on actual results (and assuming the recipient remains continuously employed by us through the entire three-year period).

The number of target units awarded annually to each named executive officer is based on a number of considerations, including market data about competitive long-term compensation, share availability under our equity compensation plans and the CEO’s recommendations (other than with respect to his own award). In determining target awards, the CEO takes into consideration certain subjective factors, including the CEO’s evaluation of the performance of each named executive officer, our recent performance, internal pay equity, retention considerations and general economic and competitive conditions.

The Compensation Committee awarded an aggregate of 126,307 units to the named executive officers in respect of the 2009-2011 performance period under the Executive Performance Plan. The performance criteria for grants made for the 2009 performance period for the 2009-2011 awards were based 25% on net income and 75% on total cash flow, net of debt. Results were based on our consolidated performance, with no award tied to business unit performance. In this manner, the plan balances performance measures used under the Management Incentive Plan and reinforces the need for teamwork among executives. Net income was used as a measure to focus on improvement in profitability. Cash flow focused on our efforts to manage the cash requirements associated with our business, including our debt, pension and other post-employment benefit obligations and our efforts to improve our capital structure. Adjusting for net debt provides incentive to reduce our obligations, including our debt and pension obligations. The amount of debt that is netted out is equal to the amount of total debt on the consolidated balance sheet plus expected domestic pension funding obligations, less cash on the consolidated balance sheet. The Compensation Committee decided to provide for three one-year performance periods for the 2009-2011 awards under the Executive Performance Plan, rather than a three-year performance period as was used in prior years. The Compensation Committee set the performance targets for the 2009 performance period taking into account the economic environment that existed in 2009 and that is discussed in more detail above under the heading “Overview.” The Compensation Committee also emphasized the importance of liquidity by increasing the relative weight of cash flow, net of debt, to net income as compared to prior years. The performance targets for the 2009 performance period would be achieved at the target performance level if we successfully executed our operating plan for 2009. In light of the lower absolute performance contemplated by the 2009 performance targets, the Compensation Committee provided that the maximum award would be 150% of target, rather than 200% of target as was the case in prior years.

The value of the units granted for the 2009-2011 awards (assuming payout at $100 per unit) represents approximately 73% of the value of total long-term compensation awarded to the named executive officers in 2009. Included in the 2009-2011 awards were grants of 64,646; 9,928; 24,116; 17,617; and 10,000 units to Messrs. Keegan, Wells, Kramer, de Bok and Bialosky, respectively.

See “Performance for the 2009 Performance Period With Respect to Performance Shares and 2009-2011 Awards under the Executive Performance Plan” at page 29 for further information on our achievement of the performance targets.

Performance Shares

We provide performance shares to our executive officers in order to more closely align executive compensation to the performance of our Common Stock. We believe that performance shares, like the cash-based Executive Performance Plan, drive operational performance while also driving shareholder value creation, thereby better aligning the interests of our executives with those of our shareholders.

2009 Performance Share Grants

Performance shares granted under the 2008 Performance Plan in 2009 have the following terms:

•	performance shares are earned, but not vested, based on results over a one-year performance period as compared to performance goals set at the start of that performance period;

•	performance shares vest contingent upon the participant’s continued service through December 31, 2011, except in the event of retirement, death, disability or severance following a change-in-control; and

•	once vested, performance shares are paid 100% in Common Stock.

The number of performance shares awarded annually to each named executive officer, measured by the percentage of total long-term compensation represented by such shares, is based on a number of considerations, including market data for comparable long-term incentive compensation and the CEO’s recommendations, which are based in part on certain subjective factors, including the CEO’s evaluation of the performance of each named executive officer, our recent performance, share availability under our equity compensation plans, internal pay equity, retention considerations, and general economic and competitive conditions.

In 2009, the Compensation Committee awarded an aggregate of 98,402 target performance shares to the named executive officers. The vesting period for these shares is 2009-2011 and the performance criteria for the 2009 performance period for these awards were, consistent with our strategic plan, based 25% on net income and 75% on total cash flow, net of debt, as described above under “Cash-Based Awards Under the Executive Performance Plan.” The Compensation Committee decided to provide for a one-year performance period for awards of performance shares, rather than a three-year performance period as was used in prior years. However, in light of the lower absolute performance contemplated by the 2009 performance targets, the Compensation Committee provided that the maximum award earned would be 150% of target, rather than 200% of target as was the case in prior years. Further, in order to provide an additional retention incentive and maintain a three-year total vesting period consistent with prior grants of performance shares, the performance shares, which are equivalent to a share of our Common Stock, will vest contingent upon the named executive officer’s continued service through December 31, 2011. The aggregate target value of the performance shares granted to the named executive officers in 2009 (measured at grant date fair value) was $538,948. This represented approximately 4% of total long-term compensation awarded to the named executive officers in 2009. In 2009, target grants of 56,554; 10,000; 17,821; 10,469; and 3,558 performance shares for the 2009-2011 period were made to Messrs. Keegan, Wells, Kramer, de Bok and Bialosky, respectively, having the terms described above.

Payouts for the 2007-2009 Performance Period Under the Executive Performance Plan and With Respect to Performance Shares

The performance criteria for grants made for the 2007-2009 three-year performance period were cumulative net income and cumulative total cash flow, net of debt, each weighted equally. The table below shows the performance goals and corresponding payout percentages for awards granted for the 2007-2009 performance period.

	Payout per Executive Performance Plan Unit or Performance Share
	50%	100%	200%

Performance Measure (2007-2009):
Cumulative net income	$1,014 million	$1,327 million	$1,639 million
% of target	76%	100%	124%
Cumulative total cash flow, net of debt	$1,771 million	$2,084 million	$2,397 million
% of target	85%	100%	115%

The Executive Performance Plan and the 2005 Performance Plan (under which the 2007-2009 performance shares were granted) permit the Committee to make adjustments to actual company results for the performance measures for extraordinary items and other relevant factors. Over the three-year performance period, actual company results were adjusted to reflect the impact of the USW strike, to exclude restructuring charges and to exclude the gain on, and the cash proceeds from, the sale of our Engineered Products business. The table below shows actual adjusted results with respect to the performance measures over the 2007-2009 performance period.

		Actual Adjusted	Performance	Payout
	Target	Results	(as % of target)	Percentage

Performance Measure (2007-2009):
Cumulative net income	$1,327 million	$302 million	23%	0%
Cumulative total cash flow, net of debt	$2,084 million	$2,913 million	140%	200%

During the three-year performance period ending in 2009, we faced a number of challenges and took action to meet those challenges, as discussed above under the heading “Overview.” As a result, we exceeded our maximum cumulative total cash flow, net of debt target for the 2007-2009 performance period due to our efforts to manage cash flow during the performance period, particularly given the challenging economic conditions we faced in the second half of 2008 and throughout 2009. However, we did not achieve our cumulative net income target for the 2007-2009 performance period, primarily due to the recessionary economic conditions we experienced in many parts of the world during the last eighteen months.

Based on the results over the 2007-2009 performance period, the Compensation Committee approved payout of the Executive Performance Plan awards for such period in an amount equal to 100% of the target amount per unit.

The table below shows payout amounts for each of the named executive officers in respect of their grants under the Executive Performance Plan for the 2007-2009 performance period:

				Actual Award
	Target Award	Maximum Award	Actual Award	as a %
Name	($)	($)	($)	of Base Salary

Keegan	$4,000,000	$8,000,000	$4,000,000	325%
Wells	375,000	750,000	375,000	83%
Kramer	1,100,000	2,200,000	1,100,000	147%
de Bok	840,000	1,680,000	840,000	168%
Bialosky	—	—	—	—

For further information on the tax deductibility of awards under the Executive Performance Plan, see “Tax Deductibility of Pay” at page 33.

Based on the results over the 2007-2009 performance period, the Compensation Committee approved payouts with respect to performance share awards for such period in an amount equal to 100% of the target number of performance shares. Performance shares for the 2007-2009 performance period were paid 50% in cash and 50% in stock.

The table below shows the payout for each of the named executive officers in respect of their grants of performance shares for the 2007-2009 performance period:

	Target Award	Maximum Award	Actual Award	Aggregate Dollar	Aggregate Number of
Name	(Shares)	(Shares)	(Shares)	Amount Paid Out(1)	Shares Paid Out

Keegan	20,000	40,000	20,000	$142,800	10,000
Wells	4,700	9,400	4,700	33,558	2,350
Kramer	15,850	31,700	15,850	113,169	7,925
de Bok	10,300	20,600	10,300	73,542	5,150
Bialosky	—	—	—	—	—

(1)	Based on the market value of our Common Stock on December 31, 2009 of $14.28 (the average of the high and low per share sale prices of our Common Stock on that date).

Performance for the 2009 Performance Period With Respect to Performance Shares and 2009-2011 Awards under the Executive Performance Plan

The table below shows the performance goals and corresponding earn out percentages for awards granted for the 2009 performance period.

	Payout per Executive Performance Plan Unit or Performance Share
	50%	100%	150%

Performance Measure (2009):
Net income	$(1,175) million	$(655) million	$(565) million
% of target	21%	100%	114%
Total cash flow, net of debt	$(247) million	$73 million	$133 million
% of target	N/A	100%	182%

The Executive Performance Plan and the 2008 Performance Plan (under which the 2009-2011 performance share awards were granted) permit the Committee to make adjustments to actual company results for the performance measures for extraordinary items and other relevant factors. Over the one-year performance period, actual company results were adjusted to exclude restructuring charges. The table below shows actual adjusted results with respect to the performance measures during the 2009 performance period.

		Actual Adjusted	Performance	Payout
	Target	Results	(as % of target)	Percentage

Performance Measure (2009):
Net income	$(655) million	$(248) million	162%	150%
Total cash flow, net of debt	$73 million	$1,062 million	1,455%	150%

During the 2009 performance period, we faced a number of challenges and took action to meet those challenges, as discussed above under the heading “Overview.” As a result, we exceeded our maximum total cash flow, net of debt target for the 2009 performance period due to our efforts to manage cash flow during the performance period, particularly with respect to working capital, and exceeded our maximum net income target for the 2009 performance period primarily due to the cost saving actions and other strategic initiatives we implemented in response to global economic conditions.

Based on the results during the 2009 performance period, the Compensation Committee approved earnings on the Executive Performance Plan awards for such period in an amount equal to 150% of the target amount per unit. The payout of these amounts is contingent upon the named executive officer’s continued service through December 31, 2011, except in the case of certain events, such as retirement, death, disability or severance following a change-in-control.

The table below shows amounts earned for each of the named executive officers in respect of their grants under the Executive Performance Plan for the 2009 performance period with respect to their 2009-2011 awards:

				Actual Award
	Target Award	Maximum Award	Actual Award	as a %
Name	($)	($)	($)	of Base Salary

Keegan	$2,154,867	$3,232,300	$3,232,300	263%
Wells	330,933	496,400	496,400	110%
Kramer	803,867	1,205,800	1,205,800	161%
de Bok	587,233	880,850	880,850	176%
Bialosky	333,333	500,000	500,000	100%

For further information on the tax deductibility of awards under the Executive Performance Plan, see “Tax Deductibility of Pay” at page 33.

Based on the results during the 2009 performance period, the Compensation Committee approved earnings with respect to performance share awards for such period in an amount equal to 150% of the target number of performance shares. Performance shares for the 2009 performance period will be paid 100% in Common Stock, contingent upon the named executive officer’s continued service through December 31, 2011, except in the event of retirement, death, disability or severance following a change-in-control.

The table below shows the earnings for each of the named executive officers in respect of their 2009-2011 grants of performance shares for the 2009 performance period:

	Target Award	Maximum Award	Actual Number of
Name	(Shares)	(Shares)	Shares Earned

Keegan	56,554	84,831	84,831
Wells	10,000	15,000	15,000
Kramer	17,821	26,731	26,731
de Bok	10,469	15,703	15,703
Bialosky	3,558	5,337	5,337

Stock Options

The Compensation Committee annually grants stock options to named executive officers and other key employees to link executives to results earned by shareholders and build executive ownership. Stock options constitute an important element of our long-term incentive compensation program and support several important objectives and principles. Because options result in gains only in the event that the stock price appreciates, they serve to align the interests of management with shareholders.

2009 Stock Option Grants

Stock options granted under the 2008 Performance Plan in 2009 have the following terms:

•	options vest in equal, annual installments over a 4-year period;

•	options have a ten-year term; and

•	the exercise price is equal to the closing market price of our Common Stock on the date of grant.

All options granted to named executive officers during 2009 were non-qualified stock options. The portion of long-term incentive compensation provided in the form of stock option grants each year is determined based on the number of available options under the 2008 Performance Plan, as well as market data on long term-compensation. We use a Black-Scholes valuation model to determine the number of stock options needed to provide the desired value consistent with overall median market compensation. Each stock option granted prior to 2008 included a right to the automatic grant of a new option (a “reinvestment option”) for the number of shares tendered in the exercise of the original stock option and withheld to pay income taxes.

In 2009, the Compensation Committee awarded an aggregate of 875,232 stock options (excluding reinvestment options) to the named executive officers under the 2008 Performance Plan. The aggregate value of the stock options (excluding reinvestment options) granted to the named executive officers in 2009 (measured at grant date fair value) was $3,393,494. This represented approximately 23% of total long-term compensation awarded to the named executive officers in 2009. In 2009, grants of 468,793; 83,999; 187,842; 102,650; and 31,948 stock options were made to Messrs. Keegan, Wells, Kramer, de Bok and Bialosky, respectively, having the terms described above. During 2009, reinvestment option grants were made to Messrs. Keegan and Kramer, with a grant date fair value of $1,228,733 and $96,626, respectively. See Note 5 to the Grants of Plan-Based Awards table below.

Restricted Stock

The Compensation Committee occasionally grants restricted stock to named executive officers and other key employees, typically to replace similar stock-based awards or other benefits at a prior employer, to recognize extraordinary effort or for retention purposes. Restricted stock links executives to the results earned by shareholders and builds executive stock ownership.

In September 2009, the Compensation Committee granted 75,919 shares of restricted stock to Mr. Bialosky in connection with his hiring in order to offset equity awards and other benefits forfeited upon his resignation from his prior employer. 27,283 of these shares will vest three years from the date of grant (in September 2012) and 48,636 of these shares will vest four years from the date of grant (in September 2013).

Retirement Benefits

We provide our named executive officers with retirement benefits under both qualified and non-qualified retirement plans. The qualified plan benefits are pursuant to a defined benefit pension plan, the Goodyear

Salaried Pension Plan (the “Salaried Plan”), and a defined contribution plan, the Goodyear Employee Savings Plan for Salaried Employees. The non-qualified plan benefits are pursuant to an unfunded defined benefit plan, the Goodyear Supplementary Pension Plan (the “Supplementary Plan”). Named executive officers serving outside the United States, such as Mr. de Bok, participate in local Goodyear or governmental pension plans, rather than the Salaried Plan or Savings Plan.

The Salaried Plan is designed to provide tax-qualified pension benefits for U.S.-based salaried employees hired prior to January 1, 2005. Messrs. Keegan, Wells and Kramer participate in the Salaried Plan along with other Goodyear employees. Effective December 31, 2008, the Salaried Plan accrued benefit was frozen. Future tax-qualified benefit accruals for these three named executive officers and other Goodyear salaried employees are provided by Company contributions under the retirement contributions feature of the Savings Plan. Salaried employees hired after December 31, 2004, including Mr. Bialosky, participate in the retirement contributions feature of the Savings Plan. Mr. de Bok does not participate in the Salaried Plan or the Savings Plan, instead he participates in Goodyear’s Netherlands Pension Plan and in government-sponsored (but Company-funded) pension plans in The Netherlands and Belgium.

The Supplementary Plan provides additional pension benefits to executive officers and certain other key individuals identified by the Compensation Committee. All of the named executive officers participate in the Supplementary Plan. The Supplementary Plan provides pension benefits to participants who retire with at least 30 years of service or retire after age 55 with ten years of service. However, benefits payable under the Supplementary Plan are offset by the amount of any benefits payable under the Salaried Plan, the retirement contributions feature of the Savings Plan, applicable non-U.S. pension plans, and certain prior employer pension plans. The Committee believes supplemental executive retirement plans such as the Supplementary Plan are an important part of executive compensation and are utilized by most large companies, many of which compete with the Company for executive talent. Retirement benefits, including those provided through a supplemental executive retirement plan, are a critical component of an executive’s overall compensation program and are essential to attracting, motivating and retaining talented executives with a history of leadership. Retirement benefits are an important factor in an executive’s decision to accept or reject a new position.

We also maintain a non-qualified unfunded defined benefit Excess Benefit Plan that pays an additional pension benefit over that paid under the Salaried Plan if a participant does not meet the eligibility requirements of the Supplementary Plan. Messrs. Wells, Kramer, de Bok and Bialosky are not yet eligible to receive a benefit under the Supplementary Plan, and Messrs. de Bok and Bialosky are not eligible to participate in the defined benefit Excess Benefit Plan. The additional benefit under the defined benefit Excess Benefit Plan is equal to the amount a participant would have received from the Salaried Plan but does not because of the limitations imposed by the Code on pension benefits under qualified plans. This plan is provided to allow the continuation of benefits from the qualified plan to individuals whose income exceeds the Code guidelines for qualified plans. Like the qualified plans, effective December 31, 2008 accruals were frozen under the defined benefit Excess Benefit Plan. For employees hired after December 31, 2004, and for all employees as of December 31, 2008, there is a corresponding non-qualified defined contribution Excess Benefit Plan that mirrors the retirement contributions feature of the Savings Plan. Mr. de Bok is not eligible to participate in the defined contribution Excess Benefit Plan.

For more information regarding the terms of these plans and the named executive officers’ accrued benefits under these plans, see the table captioned “Pension Benefits” and the accompanying narrative at page 41.

Severance and Change-in-Control Benefits

We provide for the payment of severance benefits to our named executive officers upon certain types of terminations of employment. The Goodyear Continuity Plan for Salaried Employees (the “Continuity Plan”) provides certain severance benefits to our employees and employees of our domestic subsidiaries who participate in the Executive Performance Plan, Management Incentive Plan, Performance Recognition Plan or Savings Plan. The Continuity Plan was adopted on April 10, 2007 and amended and restated The Goodyear Employee Severance Plan for Salaried Employees that was originally adopted in 1989.

The Continuity Plan is designed to attract, retain and motivate employees, provide for stability and continuity in the event of an actual or threatened change-in-control, and ensure that our employees are able to devote their full time and attention to the Company’s operations in the event of an actual or threatened change-in-control.

The Continuity Plan and the related change-in-control triggers (commonly referred to as “double triggers”) are described in more detail under the heading “Potential Payments Upon Termination or Change-in-Control” at page 44, and generally provide for the payment of severance benefits if employment is terminated during certain periods before or within two years following a change-in-control of the Company. The change-in-control triggers in our 2008 Performance Plan are substantially similar to those in the Continuity Plan. We selected the specific change-in-control triggers used in the Continuity Plan, such as the acquisition of 20% or more of Goodyear’s Common Stock, a significant change in the composition of the Board of Directors or the acquisition of actual control of Goodyear, based upon our review of market practices, including provisions included in similar agreements of other public companies, and statutory provisions, such as the Ohio Control Share Acquisition Law, that could also be triggered in the event of a change-in-control. Based upon that review, we determined that the terms and conditions of the Continuity Plan, including the specific change-in-control triggers and excise tax gross-up provisions, were consistent with market practices and are a necessary component of a competitive compensation program. We also believe that the Continuity Plan is in the best interests of the Company and our shareholders because it ensures that we will have the continued commitment of our employees in the event of an actual or threatened change-in-control.

The Compensation Committee decided that employees who are hired or promoted and, as a result of that hiring or promotion, would become eligible to receive excise tax gross-ups for the first time on or after February 22, 2010 will not receive any such gross-ups. In addition, executive officers hired or promoted into certain executive positions named in the Continuity Plan on or after February 22, 2010 will no longer receive severance benefits if they terminate their employment without good reason during the thirteenth month following a change-in-control.

For additional information regarding the terms of the Continuity Plan and benefits payable under such plan, see “Potential Payments Upon Termination or Change-in-Control” at page 44.

In addition to benefits provided under the Continuity Plan, under appropriate circumstances, such as reductions in force or elimination of positions, we may provide severance benefits to executive officers, including the named executive officers, whose employment terminates prior to retirement. In determining whether to provide such benefits and in what amount, we consider all relevant facts and circumstances, including length of service, circumstances of the termination, the executive officer’s contributions to Company objectives, and other relevant factors. When we provide such benefits, typically the amount of severance is the equivalent of six to 18 months of base salary plus an amount based on the individual’s target annual incentive payment then in effect over an equivalent period. The severance payment may be paid in a lump sum or in installments. We also may provide limited outplacement and personal financial planning services to eligible executive officers following their termination.

Mr. Keegan’s employment agreement also provides for the payment of severance compensation if we terminate his employment without “cause” or if Mr. Keegan terminates his employment for “good reason,” as such terms are defined in that agreement. For additional information regarding the terms of Mr. Keegan’s employment agreement and the severance benefits payable under such agreement, see “Potential Payments Upon Termination or Change-in-Control” at page 44.

The Compensation Committee believes that our severance benefits are a necessary component of a competitive compensation program and that those severance benefits are not significantly different from the severance benefits typically in place at other companies.

Perquisites

We provide certain executive officers, including our named executive officers, with certain personal benefits and perquisites, as described below and in footnote 6 to the Summary Compensation Table at page 36. The Compensation Committee has reviewed and approved the perquisites described below. While the Compensation Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites are an important factor in protecting our executive officers and in enabling them to focus on our business with minimal disruption. We do not provide any tax reimbursements to our executive officers for any of the perquisites we provide them.

Home Security Systems.  In order to enhance their safety, we pay for the cost of home security systems for a limited number of executive officers. We cover the cost of installation, monitoring and maintenance for these systems.

Use of Company Aircraft.  In limited circumstances, executive officers are permitted to use our company aircraft for personal travel. In these circumstances, the executive is also required to reimburse us for a portion of the cost of such use in an amount determined using the Standard Industry Fare Level.

Tire Program.  We offer our executive officers and Board members the opportunity to receive up to two sets of tires per year at our expense. Expenses covered include the cost of tires, mounting, balancing and disposal fees. Mr. Keegan does not participate in this program.

Financial Planning and Tax Preparation Services.  We offer financial assistance to our executive officers to help them cover the cost of financial planning and tax preparation services. In providing this benefit, we seek to alleviate our executives’ concern regarding personal financial planning so that they may devote their full attention to our business. The maximum annual cost to the Company under this program is $9,000 per officer.

Club Memberships.  We pay the annual dues for one club membership for a limited number of executive officers. The membership is intended to be used primarily for business purposes, although executive officers may use the club for personal purposes. Executive officers are required to pay all incremental costs, other than the annual dues, related to their personal use of the club.

Annual Physical Exams.  Our executive officers may undergo an annual comprehensive physical examination for which we pay any amount that is not covered by insurance.

Executive Deferred Compensation Plan

The Goodyear Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides named executive officers and other highly compensated employees the opportunity to defer various forms of compensation. The plan provides several deferral period options. During 2009, no named executive officers made deferrals under the Deferred Compensation Plan. For participants, this is an investment decision and offers an additional means to save for retirement. There is no premium or guaranteed return associated with the deferral.

For additional information regarding the terms of the deferred compensation plan and participant balances, see “Nonqualified Deferred Compensation” at page 44.

Other Benefits

Payments to Expatriate Employees.  Where warranted, we provide tax equalization payments, housing allowances, and other similar benefits to employees, including Mr. de Bok, living outside of their home country to compensate them for the additional costs of those assignments.

Goodyear Employee Savings Plan.  The Savings Plan permits eligible employees, including all of the named executive officers (other than Mr. de Bok), to contribute 1% to 50% of their compensation to their Savings Plan account, subject to an annual contribution ceiling ($16,500 in 2009). Savings Plan participants who are age 50 or older and contributing at the maximum plan limits or at the annual contribution ceiling are entitled to make “catch-up” contributions annually up to a specified amount ($5,500 in 2009). Effective in 2009, Savings Plan participants are eligible to make after-tax contributions subject to contribution addition limits imposed by the Code. Employee contributions are invested, at the direction of the participant, in any one or more of the fifteen available funds and/or in mutual funds under a self-directed account.

Tax Deductibility of Pay

Section 162(m) of the Code provides that compensation paid to a public company’s chief executive officer and its three other highest paid executive officers at the end of the year (other than its chief financial officer) in excess of $1 million is not deductible unless certain requirements have been satisfied. The Compensation Committee believes that awards under the Management Incentive Plan and the 2008 Performance Plan qualify for full deductibility under Section 162(m).

Although compensation paid under the Executive Performance Plan is performance-based, it does not qualify for the deductibility exception for performance-based compensation since that Plan has not been approved by our shareholders. Therefore, payments under the Executive Performance Plan are subject to the Section 162(m) limitation on deductibility. In reviewing and considering payouts under the Executive Performance Plan for the 2007-2009 performance period and earnings for the 2009 performance period, the Compensation Committee considered not only the impact of the lost tax deductions associated with such payouts or earnings under Section 162(m) of the Code, but also the significant U.S. deferred tax assets available to us from prior periods, as well as the benefits realized by us and our shareholders from the successful efforts of our senior management team in leading the Company through the severe recession over the past eighteen months. In balancing these considerations, the Compensation Committee concluded that it would be appropriate to approve payouts in respect of the grants for the 2007-2009 performance period and earnings for the 2009 performance period in respect of the 2009-2011 grants, notwithstanding the loss of the associated tax deductions.

Stockholding Guidelines

To better link the interests of management and our stockholders, the Board, upon the recommendation of the Compensation Committee, adopted stockholding guidelines for our executive officers effective January 1, 2006. These guidelines specify a number of shares that our executive officers are expected to accumulate and hold within five years of the later of the effective date of the program or the date of appointment as an officer. The specific share requirements are based on a multiple of annual base salary ranging from one to five times, with the higher multiples applicable to executive officers having the highest levels of responsibility. The stockholding requirement for Mr. Keegan is five times his annual base salary, for Messrs. Kramer, de Bok and Bialosky is four times their annual base salary, and for Mr. Wells is three times his annual base salary. Amounts invested in the Goodyear stock fund of the Savings Plan, share equivalent units in our deferred compensation plan, restricted stock, earned (but unvested) performance shares, and stock owned outright by executive officers (or their spouses) are counted as ownership in assessing compliance with the guidelines. Unexercised stock options and unearned performance shares are not counted toward compliance with the guidelines. The stockholding guidelines also include stock retention provisions. If an executive officer has met their stockholding requirement, they are required to retain 25% of the net shares received from any exercised options or any vested shares of Common Stock for at least one year from the date of exercise or vesting. If an executive officer has not met their stockholding requirement, they are required to retain 75% of the net shares received from any exercised options or any vested shares of Common Stock until they have met their stockholding requirement. Net shares are the shares remaining after payment of the exercise price and/or withholding taxes.

The earliest compliance date for our executive officers is January 1, 2011. All of our named executive officers have met the required stockholding guidelines well in advance of the required compliance date.

We have adopted, as part of our insider trading policy, prohibitions on the short sale of our equity securities and the purchase, sale or issuance of options or rights relating to our Common Stock.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2009.

The Compensation Committee

G. Craig Sullivan, Chairman
Denise M. Morrison
Rodney O’Neal
Thomas H. Weidemeyer

Summary Compensation Table

The table below sets forth information regarding the compensation of the CEO, the Chief Financial Officer of Goodyear (the “CFO”), and the persons who were, at December 31, 2009, the other three most highly compensated executive officers of Goodyear (collectively, the “named executive officers”) for services in all capacities to Goodyear and its subsidiaries during 2007, 2008 and 2009.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Robert J. Keegan Chairman of the Board, Chief Executive Officer and President	2009	$1,230,000	$0	$272,025	$2,864,820	$9,514,895	$3,182,294	$132,427	$17,196,461
	2008	1,216,667	0	542,260	3,557,242	4,600,000	6,269,277	131,782	16,317,228
	2007	1,176,667	0	494,200	7,114,961	12,300,000	2,429,883	82,323	23,598,034
Darren R. Wells Executive Vice President and Chief Financial Officer	2009	450,000	0	48,100	293,157	1,471,400	144,875	46,428	2,453,960
	2008	348,660	0	151,519	164,646	400,000	45,752	16,414	1,126,991
Richard J. Kramer Chief Operating Officer and President, North American Tire	2009	678,523	0	108,479	902,635	3,287,129	529,050	47,226	5,553,042
	2008	573,333	0	2,930,784	677,379	1,100,000	464,632	25,229	5,771,357
	2007	550,000	0	391,654	1,288,135	3,140,000	209,556	18,393	5,597,738
Arthur de Bok President, Europe, Middle East and Africa Tire(7)	2009	500,000	0	50,356	358,249	2,310,350	137,356	23,635	3,379,946
	2008	495,000	0	1,879,929	425,518	870,000	132,467	31,353	3,834,267
	2007	427,333	0	254,513	346,200	2,282,500	56,401	29,227	3,396,174
David L. Bialosky Senior Vice President, General Counsel and Secretary(8)	2009	136,364	650,000	1,339,982	299,992	500,000	26,998	2,908	2,956,244

(1)	For Mr. Bialosky, this includes a $275,000 sign-on bonus and a $375,000 bonus agreed to as part of his hiring package.

(2)	Represents the aggregate grant date fair value as of the respective grant date for each award. The maximum amount to be awarded with respect to each of the named executive officers is shown in the Grants of Plan-Based Awards Table in the column “Estimated Future Payouts Under Equity Incentive Plan Awards — Maximum.” The assumptions made in valuing stock awards reported in this column are discussed in Note to the Consolidated Financial Statements No. 1, “Accounting Policies” under “Stock-Based Compensation” and Note to the Consolidated Financial Statements No. 13, “Stock Compensation Plans” to Goodyear’s consolidated financial statements included in its Annual Report for the year ended December 31, 2009. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — Performance Shares” and “— 2009 Performance Share Grants.” See also “Grants of Plan-Based Awards” below.

(3)	Represents the aggregate grant date fair value as of the respective grant date for each award, including reinvestment options. The assumptions made in valuing option awards reported in this column are discussed in Note to the Consolidated Financial Statements No. 1, “Accounting Policies” under “Stock-Based Compensation” and Note to the Consolidated Financial Statements No. 13, “Stock Compensation Plans” to Goodyear’s consolidated financial statements included in its Annual Report for the year ended December 31, 2009. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — Stock Options” and ‘‘— 2009 Stock Option Grants.” See also “Grants of Plan-Based Awards” below.

(4)	Represents amounts awarded under the Management Incentive Plan (the Performance Recognition Plan for Mr. Wells) for performance during 2009 and amounts awarded under the Performance Recognition Plan for performance during 2008 and 2007. For additional information regarding amounts awarded to the named executive officers in 2009, see “Compensation Discussion and Analysis — Elements of

Compensation — Annual Compensation — Annual Cash Incentives Under the Management Incentive Plan” and “— 2009 Annual Incentive Payouts.” Also represents amounts awarded under the Executive Performance Plan in respect of the three-year performance periods ended on December 31, 2007, 2008 and 2009, as the case may be, and amounts earned with respect to the performance period ended December 31, 2009 for awards under the Executive Performance Plan that are payable, subject to the named executive officer’s continued service, on December 31, 2011. For additional information regarding such awards, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — Cash-Based Awards Under the Executive Performance Plan,” “— Payouts for the 2007-2009 Performance Period Under the Executive Performance Plan and With Respect to Performance Shares” and “— Performance for the 2009 Performance Period With Respect to Performance Shares and 2009-2011 Awards under the Executive Performance Plan.”

(5)	Represents change in pension value for each named executive officer. No nonqualified deferred compensation earnings are required to be reported under applicable Securities and Exchange Commission rules and regulations.

(6)	Includes amounts for home security system installation and monitoring expenses, personal financial planning services, personal use of company aircraft, annual dues for club memberships, the cost of annual physical exams, and provision of up to two sets of automobile tires per year. For Mr. Keegan, this includes $54,832 for the personal use of company aircraft and $38,162 for premiums on life insurance policies that will be used to cover Goodyear’s obligation to make a charitable donation recommended by Mr. Keegan following his death pursuant to the Director’s Charitable Award Program. For more information regarding that program, see “Director Compensation” below. The aggregate incremental cost to the Company for the personal use of company aircraft is equal to the actual flight costs less the amount, based on the Standard Industry Fare Level, reimbursed to the Company, and the aggregate incremental cost of the life insurance policies is the annual premium and related fees. For Mr. de Bok, this also includes amounts for a company car. Mr. Keegan does not participate in the tire program. Company contributions to qualified defined contribution plans in 2009 were $26,950 for Mr. Keegan, $22,050 for Mr. Kramer, and $19,600 for Mr. Wells.

(7)	The amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the “All Other Compensation” columns were converted from euros to U.S. dollars at the exchange rates in effect at December 31, 2007 of €1 = $1.46, December 31, 2008 of €1 = $1.40 and December 31, 2009 of €1 = $1.44. All other amounts were originally determined in U.S. dollars.

(8)	Mr. Bialosky was elected Senior Vice President, General Counsel and Secretary on September 23, 2009.

Employment Agreement

Mr. Keegan’s compensation is based, in part, on a written employment agreement entered into in 2000. That agreement provides for a pension service adjustment so that the total value of all pension benefits received by Mr. Keegan from both Goodyear and Eastman Kodak Company will be equivalent to a full-career Goodyear pension. The agreement also established Mr. Keegan’s participation in our incentive compensation programs. Mr. Keegan’s agreement was subsequently supplemented to provide for the payment of severance compensation in the event of the termination of his employment by the Board without cause or by him for good reason. The severance compensation would consist of (a) two times the sum of Mr. Keegan’s annual base salary and target annual incentive payment opportunity in effect at the time of termination, plus (b) the pro rata portion of the lesser of (i) Mr. Keegan’s target annual incentive payment opportunity after taking into account the MIP performance objectives or (ii) 0.75% of EBIT, in each case for the year of termination. The agreement restricts Mr. Keegan from participating in any business that competes with Goodyear for a period of two years after termination. The supplemental agreement expires on February 28, 2012.

Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to the named executive officers during 2009.

									All Other				Grant
								All Other	Option				Date Fair
								Stock	Awards:		Exercise	Closing	Value of
								Awards:	Number of		or Base	Market	Stock
		Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under			Number	Securities		Price of	Price	and
		Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Shares	Underlying		Option	on	Option
	Grant	Threshold	Target	Maximum			Maximum	of Stock or	Options		Awards	Grant	Awards
Name	Date	($)	($)	($)	Threshold (#)	Target (#)	(#)	Units (#)(3)	(#)		($/Sh)(6)	Date	($)

Keegan	2/26/2009	$3,232,300	$6,464,600	$9,696,900	28,277	56,554	84,831					$4.81	$272,025
Keegan	2/26/2009								468,793	(4)	$4.81	4.81	1,636,087
Keegan	5/15/2009								105,279	(5)	11.47	11.24	582,193
Keegan	6/10/2009								56,302	(5)	13.29	13.05	311,350
Keegan	8/6/2009								60,613	(5)	18.10	17.54	335,190
Wells	2/26/2009	496,400	992,800	1,489,200	5,000	10,000	15,000					4.81	48,100
Wells	2/26/2009								83,999	(4)	4.81	4.81	293,157
Kramer	2/26/2009	862,150	1,724,300	2,586,450	8,056	16,111	24,167					4.81	77,494
Kramer	2/26/2009								165,048	(4)	4.81	4.81	576,018
Kramer	6/11/2009								7,486	(5)	13.22	13.08	41,398
Kramer	8/4/2009								22,794	(4)	18.12	18.12	229,991
Kramer	8/4/2009	343,650	687,300	1,030,950	855	1,710	2,565					18.12	30,985
Kramer	11/19/2009								9,987	(5)	14.32	14.45	55,228
de Bok	2/26/2009	630,850	1,261,700	1,892,550	5,235	10,469	15,704					4.81	50,356
de Bok	2/26/2009								102,650	(4)	4.81	4.81	358,249
de Bok	8/4/2009	250,000	500,000	750,000
Bialosky	9/23/2009	500,000	1,000,000	1,500,000	1,779	3,558	5,337	75,919				16.86	1,339,982
Bialosky	9/23/2009								31,948	(4)	16.86	16.86	299,992

(1)	Represents grants of awards under the Executive Performance Plan. For additional information regarding such awards, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — Cash-Based Awards Under the Executive Performance Plan” and “— 2009 Grants Under the Executive Performance Plan.”

(2)	Grants of performance shares under the 2008 Performance Plan. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — Performance Shares” and “— 2009 Performance Share Grants.”

(3)	Grants of restricted stock awards under the 2008 Performance Plan. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — Restricted Stock.” Mr. Bialosky paid $759 for his restricted stock award.

(4)	Grants of stock option awards (with tandem stock appreciation rights for Mr. de Bok) under the 2008 Performance Plan. Each unexercised stock option terminates automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, the stock option will become immediately exercisable and remain exercisable until the earlier of five years or its expiration date, and (b) in the event of the death of the optionee more than six months after the grant thereof, each stock option will become exercisable and remain exercisable until the earlier of three years after the date of death of the optionee or its expiration date. For additional information regarding such grants, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — Stock Options” and “— 2009 Stock Option Grants.”

(5)	Represents reinvestment option grants for Messrs. Keegan and Kramer during 2009. The reinvestment option is granted on, and has an exercise price equal to the fair market value of the Common Stock on, the date of the exercise of the original stock option and is subject to the same terms and conditions as the original stock option except for the exercise price and the reinvestment option feature. Such reinvestment options vest one year from the date of grant and expire on the date the original option would have expired. The following table sets forth the expiration dates of the reinvestment option grants.

	Reinvestment Options
	Grant		Expiration
Name	Date	Number	Date

Keegan	5/15/2009	76,508	12/2/2013
Keegan	5/15/2009	28,771	12/3/2012
Keegan	6/10/2009	56,302	12/9/2014
Keegan	8/6/2009	60,613	12/6/2015
Kramer	6/11/2009	7,486	12/2/2013
Kramer	11/19/2009	9,987	12/9/2014

(6)	The exercise price of each stock option is equal to 100% of the per share fair market value of the Common Stock on the date granted (for grants under the 2008 Performance Plan, calculated as the closing market price for such date; for reinvestment options, which are issued under our prior equity compensation plans, calculated as the average of the high and low stock price for such date). The option exercise price and/or withholding tax obligations may be paid by delivery of shares of Common Stock valued at the fair market value on the date of exercise.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information about outstanding equity awards held by the named executive officers as of December 31, 2009.

									Stock Awards
												Equity
												Incentive
												Plan		Equity
	Option Awards											Awards:		Incentive
					Equity							Number		Plan
					Incentive							of		Awards:
					Plan						Market	Unearned		Market or
					Awards:				Number		Value of	Shares,		Payout
	Number of		Number of		Number of				of Shares		Shares or	Units or		Value of
	Securities		Securities		Securities				or Units		Units of	Other		Unearned
	Underlying		Underlying		Underlying				of Stock		Stock	Rights		Shares, Units or
	Unexercised		Unexercised		Unexercised	Option			That Have		That Have	That Have		Other
	Options		Options		Unearned	Exercise		Option	Not		Not	Not		Rights That
	Exercisable		Unexercisable		Options	Price		Expiration	Vested		Vested	Vested		Have Not Vested
Name	(#)(1)		(#)		(#)	($)(2)		Date	(#)		($)(3)	(#)		($)(4)

Keegan	1,089					$17.68		12/4/2010	84,831	(16)	$1,196,117	10,139	(20)	$142,960
	28,548	*				10.91		12/3/2012
	25,103	*				13.62		12/3/2012
	33,134	*				13.62		12/2/2013
	62,500					17.15		12/6/2015
	24,122	*				17.18		12/3/2012
	32,559	*				17.18		12/2/2013
	48,941	*				17.18		12/9/2014
	125,000		125,000	(5)		24.71		2/27/2017
	172,537	*				28.03		10/3/2010
	11,468	*				27.74		12/4/2010
	18,435	*				27.74		10/3/2010
	52,156	*				25.26		12/4/2010
	83,174	*				25.26		12/3/2011
	40,881	*				25.26		12/9/2014
	50,901	*				25.26		12/6/2015
	47,332	*				27.02		12/6/2015
	59,280		177,843	(6)		26.74		2/21/2018
	38,440	*				24.77		12/9/2014
	1,978	*				24.77		12/6/2015
			468,793	(7)		4.81	(15)	2/26/2019
			76,508	(8)*		11.47		12/2/2013
			28,771	(8)*		11.47		12/3/2012
			56,302	(9)*		13.29		12/9/2014
			60,613	(10)*		18.10		12/6/2015
Wells	12,500					$15.55		8/6/2012	15,000	(16)	$211,500	3,538	(20)	$49,886
	13,000					7.94		12/3/2012
	2,500					5.52		8/5/2013
	8,268					6.81		12/2/2013
	15,600					12.54		12/9/2014
	752	*				13.38		8/5/2013
	1,089	*				13.38		12/2/2013
	13,500					17.15		12/6/2015
	667	*				17.73		8/5/2013
	2,970	*				17.73		12/2/2013
	6,750		6,750	(5)		24.71		2/27/2017
	3,083		9,250	(6)		26.74		2/21/2018
			83,999	(7)		4.81	(15)	2/26/2019
Kramer	24,000					$27.00		4/10/2010	130,223	(17)	$1,836,144	8,055	(20)	$113,576
	2,861	*				12.21		12/3/2012
	6,822	*				13.83		12/2/2013
	2,668	*				13.83		12/3/2012
	26,000					17.15		12/6/2015
	3,253	*				17.35		8/6/2012
	2,371	*				17.35		12/3/2012
	6,117	*				17.35		12/2/2013
	8,961	*				17.35		12/9/2014
	27,500		27,500	(5)		24.71		2/27/2017
	14,950	*				28.03		12/3/2011
	8,996	*				28.03		12/4/2010
	5,236	*				28.03		8/6/2012
	1,928	*				28.03		12/3/2012
	5,062	*				28.03		12/2/2013
	2,058	*				25.33		12/3/2011
	7,551	*				25.33		12/9/2014
	10,573	*				25.33		12/6/2015
	7,214	*				27.93		12/9/2014
	10,100	*				27.93		12/6/2015
	12,685		38,055	(6)		26.74		2/21/2018
			165,048	(7)		4.81	(15)	2/26/2019
			7,486	(11)*		13.22		12/2/2013

								Stock Awards
											Equity
											Incentive
											Plan		Equity
	Option Awards										Awards:		Incentive
				Equity							Number		Plan
				Incentive							of		Awards:
				Plan						Market	Unearned		Market or
				Awards:				Number		Value of	Shares,		Payout
	Number of	Number of		Number of				of Shares		Shares or	Units or		Value of
	Securities	Securities		Securities				or Units		Units of	Other		Unearned
	Underlying	Underlying		Underlying				of Stock		Stock	Rights		Shares, Units or
	Unexercised	Unexercised		Unexercised	Option			That Have		That Have	That Have		Other
	Options	Options		Unearned	Exercise		Option	Not		Not	Not		Rights That
	Exercisable	Unexercisable		Options	Price		Expiration	Vested		Vested	Vested		Have Not Vested
Name	(#)(1)	(#)		(#)	($)(2)		Date	(#)		($)(3)	(#)		($)(4)

		22,794	(12)		18.12	(15)	8/4/2019
		9,987	(13)*		14.32		12/9/2014
de Bok	15,000				$24.09		12/31/2011	75,538	(18)	$1,065,086	5,234	(20)	$73,799
	13,500				7.94		12/3/2012
	12,500				6.81		12/2/2013
	17,680				12.54		12/9/2014
	33,000				15.23		10/4/2015
	30,000				17.15		12/6/2015
	15,000	15,000	(5)		24.71		2/27/2017
	7,476	22,429	(6)		26.74		2/21/2018
	1,969				26.74		12/2/2013
		102,650	(7)		4.81	(15)	2/26/2019
Bialosky		31,948	(14)		$16.86	(15)	9/23/2019	81,256	(19)	$1,145,710	—		—

*	Represents the grant of a reinvestment option, see Note 5 under Grants of Plan-Based Awards Table for additional information.

(1)	Because the options in this column were fully vested as of December 31, 2009, the vesting schedules for such options are not reported.

(2)	The exercise price of each option granted under our prior equity compensation plans is equal to 100% of the per share fair market value of the Common Stock on the date granted (calculated as the average of the high and low stock price for such date). The option exercise price and/or withholding tax obligations may be paid by delivery of shares of Common Stock valued at the fair market value on the date of exercise.

(3)	Calculated by multiplying $14.10, the closing market price of our Common Stock on December 31, 2009, by the number of restricted shares that have not vested.

(4)	Calculated by multiplying $14.10, the closing market price of our Common Stock on December 31, 2009, by the number of performance shares that have not yet been earned.

(5)	Vests as to one-half of the shares on each of February 27, 2010 and February 27, 2011.

(6)	Vests as to one-third of the shares on each of February 21, 2010, February 21, 2011 and February 21, 2012.

(7)	Vests as to one-fourth of the shares on each of February 26, 2010, February 26, 2011, February 26, 2012 and February 26, 2013.

(8)	Vests in full on May 15, 2010.

(9)	Vests in full on June 10, 2010.

(10)	Vests in full on August 6, 2010.

(11)	Vests in full on June 11, 2010.

(12)	Vests as to one-fourth of the shares on each of August 4, 2010, August 4, 2011, August 4, 2012 and August 4, 2013.

(13)	Vests in full on November 19, 2010.

(14)	Vests as to one-fourth of the shares on each of September 23, 2010, September 23, 2011, September 23, 2012 and September 23, 2013.

(15)	The exercise price of each option granted under the 2008 Performance Plan is equal to 100% of the per share fair market value of the Common Stock on the date granted (calculated as the closing market price for such date). The option exercise price and/or withholding tax obligations may be paid by delivery of shares of Common Stock valued at the fair market value on the date of exercise.

(16)	Represents earned performance share units that vest on December 31, 2011. For further information on the general terms and conditions of performance share units, see the description immediately following this table.

(17)	Except for 10,000 restricted shares, 46,746 restricted shares vest on February 21, 2011, 46,746 restricted shares vest on February 21, 2012, and 26,731 earned performance share units vest on December 31, 2011.

For further information on the general terms and conditions of restricted stock awards and performance share units, see the description immediately following this table.

(18)	29,918 restricted shares vest on February 21, 2011, 29,917 restricted shares vest on February 21, 2012, and 15,703 earned performance share units vest on December 31, 2011. For further information on the general terms and conditions of restricted stock awards and performance share units, see the description immediately following this table.

(19)	27,283 restricted shares vest on September 23, 2012, 48,636 restricted shares vest on September 23, 2013, and 5,337 earned performance share units vest on December 31, 2011. For further information on the general terms and conditions of restricted stock awards and performance share units, see the description immediately following this table.

(20)	Vest, subject to the satisfaction of performance criteria and continued service, on December 31, 2010.

During the restriction period for shares of restricted stock, the recipient is not entitled to delivery of the shares, restrictions are placed on the transferability of the shares, and all or a portion of the shares will be forfeited if the recipient terminates employment for reasons other than as approved by the Compensation Committee. Upon expiration of the restriction period, the appropriate number of shares of Common Stock will be delivered to the grantee free of all restrictions. During the restriction period for restricted shares, the grantee shall be entitled to vote restricted shares and, unless the Compensation Committee otherwise provides, to receive dividends, if any. Earned, but unvested, performance share units do not have any voting rights and are not entitled to receive dividend equivalents. For additional information regarding the terms of the performance share units, see “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Compensation — Performance Shares — 2009 Performance Share Grants” at page 27.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises by, and the vesting of stock awards for, the named executive officers during 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized On	Acquired on	Value Realized On
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Keegan(3)	255,750	$692,706	20,000	$285,600
Wells	—	—	4,700	67,116
Kramer(3)	21,650	86,689	15,850	226,338
de Bok	—	—	10,300	147,084
Bialosky	—	—	—	—

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

(2)	Represents the total value realized upon the vesting of performance share awards for the 2007-2009 performance period, which were paid 50% in shares of Common Stock and 50% in cash.

(3)	In accordance with the 2002 and 2005 Performance Plans, Messrs. Keegan and Kramer delivered previously owned shares in payment of the exercise price with respect to each option exercised in 2009.

Pension Benefits

Goodyear’s Salaried Pension Plan is a defined benefit plan qualified under the Code in which U.S.-based salaried employees hired before January 1, 2005 participate, including Messrs. Keegan, Wells and Kramer. Accruals in the Salaried Plan were frozen effective December 31, 2008. The Salaried Plan was designed to provide tax-qualified pension benefits for most Goodyear salaried employees. The Salaried Plan contains formulas based on age and service. These formulas are multiplied by five-year average compensation below and above a breakpoint ($51,000 in 2008, the year the Salaried Plan was frozen), with the result representing a lump sum benefit under the plan. Compensation is held to the qualified plan limit under the Code, which was $230,000 for 2008. A portion of the benefit may be paid by employee contributions. Effective December 31, 2007, all active participants in the Salaried Plan became vested and are entitled to a benefit upon any termination of employment. Benefits are available on a five-year certain and continuous annuity basis at age 65, by converting the lump sum to an annuity. Annuity benefits payable to a participant who retires prior to age 65 are subject to a reduction for each month retirement precedes age 65. Benefits under the Salaried Plan are funded by an irrevocable tax-exempt trust.

Participation in the Salaried Plan was frozen effective December 31, 2004. Subsequent hires, including Mr. Bialosky, participate in the retirement contributions feature of the Savings Plan, which is a tax-qualified defined contribution plan. Each participant receives an allocation each pay period equal to a percentage of compensation, with compensation held to the qualified plan limit under the Code. Effective January 1, 2009, Salaried Plan participants, including Messrs. Keegan, Wells and Kramer, began receiving allocations under the retirement contributions feature of the Savings Plan.

Non-U.S. employees, such as Mr. de Bok, participate in neither the Salaried Plan nor the Savings Plan, instead Mr. de Bok participates in Goodyear’s Netherlands Pension Plan and in government-sponsored (but Company-funded) pension plans in The Netherlands and Belgium.

Goodyear also maintains the Supplementary Plan, a non-qualified, unfunded plan which provides additional retirement benefits to certain officers, including all of the named executive officers. The Supplementary Plan provides pension benefits to participants who retire with at least 30 years of service or retire after age 55 with at least ten years of service. The formula for an annuity benefit is based on a percentage determined using credited service (22% with 10 years, 38% with 20 years, 48% with 30 years and 54% with 40 years) times five-year average compensation above the breakpoint ($53,400 in 2009), with compensation inclusive of base salary and annual incentive payments. The five-year average compensation uses the highest five calendar years, not necessarily consecutive, out of the last ten years. Benefits are offset for the Salaried Plan, the retirement contributions feature of the Savings Plan, applicable non-U.S. benefits and certain prior employer benefits. Under the Supplementary Plan, benefits payable to a participant who retires prior to age 62 are subject to a reduction of 0.4% for each month retirement precedes age 62. Participants may elect a lump sum payment of benefits under the Supplementary Plan for benefits accrued and vested prior to January 1, 2005. For benefits accrued or vested on or after January 1, 2005, a lump sum will be the default form of payment. These benefits cannot be distributed prior to six months after separation of service and are subject to the approval of Goodyear’s ERISA Appeals Committee.

We also maintain a non-qualified unfunded defined benefit Excess Benefit Plan that pays an additional pension benefit over that paid under the Salaried Plan if a participant does not meet the eligibility requirements of the Supplementary Plan. The additional benefit is equal to the amount a participant would have received from the Salaried Plan but does not because of the limitations imposed by the Code on pension benefits under qualified plans. This plan is provided to allow the continuation of benefits from the qualified plan to individuals whose income exceeds the Code guidelines for qualified plans. Distribution of amounts earned and vested prior to January 1, 2005, will be paid out in the same manner as the Salaried Plan unless otherwise elected by the participant at least 12 months prior to termination or severance. Distributions for amounts earned or vested on or after January 1, 2005, will be paid out in a lump sum. Payments to participants considered in the top 50 wage earners of the Company are paid out six months after termination of service. For employees hired after December 31, 2004, and for all employees as of December 31, 2008, there is a corresponding defined contribution Excess Benefit Plan that mirrors the retirement contributions feature of the Savings Plan. Like the qualified plans, effective December 31, 2008 accruals were frozen under the defined benefit Excess Benefit Plan and all affected participants began receiving defined contribution allocations under the defined contribution Excess Benefit Plan.

The Pension Benefits table below shows for the named executive officers the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year, for each defined benefit plan.

The “Present Value of Accumulated Benefit” is the lump-sum value as of December 31, 2009 of the expected pension benefit payable at age 62 that was earned as of December 31, 2009. That is, the benefit reflects service and compensation only through 2009, not projected for future years. The benefit payment at age 62 is assumed to be the lump sum form. The present value is measured using the same assumptions used for financial reporting purposes (and which are set forth following the Pension Benefits Table), with the exception of the commencement age. The commencement age is assumed to be 62 because that is the age at which the Supplementary Plan benefit is payable with no reduction for early retirement. Because Mr. Keegan is older than 62, his benefit is assumed to commence on January 1, 2010.

Generally, a participant’s years of credited service under the Supplementary Plan are based on the years an employee participates in the Salaried Plan. However, in certain cases, credit for service prior to participation in the Salaried Plan is granted. Such cases include service with a predecessor employer. Mr. Kramer’s years of credited service include his years of service with a prior employer. The benefits paid to Mr. Kramer under the Supplementary Plan will be reduced by amounts he is entitled to receive under the pension plans maintained by his prior employer.

Mr. Keegan’s employment agreement states that his credited service under the Supplementary Plan will be adjusted at retirement so that the total value of all pension benefits received from Goodyear and his prior employer will be equivalent to a full-career Goodyear pension. The actual service adjustment will depend on his retirement date and his final average earnings. The Supplementary Plan benefit is not reduced by the prior employer benefit because this prior benefit is already considered in the determination of the service adjustment. Due to these service grants, the present value of accumulated benefit in the Pension Benefits table is $11,433,251 higher for Mr. Keegan and $982,900 higher for Mr. Kramer. Messrs. Wells, de Bok and Bialosky did not receive any additional years of credited service.

Mr. Keegan is eligible for immediate commencement of the benefit from both the Supplementary Plan and the Salaried Plan as of December 31, 2009. Mr. Wells is eligible for immediate commencement of the benefit from the Salaried Plan as of December 31, 2009, and will be eligible to receive a benefit from the Supplementary Plan if he remains employed by us until 2020. Mr. Kramer is eligible for immediate commencement of the benefit from the Salaried Plan as of December 31, 2009, and will be eligible to receive a benefit from the Supplementary Plan if he remains employed by us until 2016. Mr. Bialosky will be eligible to receive a benefit from the Supplementary Plan if he remains employed by us until 2019. Mr. de Bok will be eligible to receive a benefit from the Supplementary Plan if he remains employed by us until 2017.

For Mr. de Bok, the Pension Benefits table shows the benefits payable under the Supplementary Plan and Goodyear’s Netherlands Pension Plan. The Netherlands Pension Plan provides an annuity benefit based on career average earnings. This benefit is an offset to the Supplementary Plan benefit. The present value of the Netherlands Pension Plan benefit is determined based on the assumptions used for financial reporting of the Netherlands Pension Plan as of December 31, 2009 (and which are set forth following the Pension Benefits Table), with the exception that the commencement age is taken to be 62. The Supplementary Plan value is based on the U.S. financial reporting assumptions, as discussed above. Mr. de Bok is currently vested in his benefit from the Netherlands Pension Plan but is not yet eligible to commence the benefit. In addition to the offset for the Netherlands Pension Plan, the Supplementary Plan present value also will be offset for the value of Company contributions to the governmental plans in Belgium and The Netherlands.

				Payments
		Number of Years	Present Value of	During Last
		Credited Service	Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Keegan	Supplementary Pension Plan	26.75	$20,681,966	$—
	Salaried Pension Plan	8.25	279,430	—
Wells	Supplementary Pension Plan	7.42	274,464	—
	Salaried Pension Plan	6.42	84,695	—
Kramer	Supplementary Pension Plan	23.42	1,962,144	—
	Salaried Pension Plan	8.83	124,702	—
de Bok(2)	Supplementary Pension Plan	8.00	356,213	—
	Netherlands Pension Plan	8.00	241,074	—
Bialosky	Supplementary Pension Plan	.25	26,998	—

(1)	All amounts shown are estimates as of December 31, 2009; the actual benefits to be paid to the named executive officers will be based on their credited service, compensation, and other factors at the time of their retirement.

(2)	The amounts for Mr. de Bok were converted from euros to U.S. dollars at the exchange rate in effect at December 31, 2009 of €1 = $1.44.

The amounts set forth in the table above are based on the following assumptions:

•	the measurement date is December 31, 2009

•	the form of payment is a lump sum (annuity for Mr. de Bok’s Netherlands pension)

•	the interest rate used to calculate the Supplementary Plan lump sum payment:

•	Benefits commencing in 2010: 2.50% (Mr. Keegan)

•	Benefits commencing in 2014 or later: 4.75% (Messrs. Wells, Kramer, de Bok and Bialosky)

•	the interest rate used to calculate the Salaried Plan lump sum payment:

•	Benefits commencing in 2010: 5.55% (Mr. Keegan)

•	Benefits commencing in 2012 or later: 5.75% (Messrs. Wells and Kramer)

•	the mortality assumptions used to calculate the lump sum are those set forth in Revenue Ruling 2007-67, as updated by IRS Notice 2008-85 for the Salaried Plan, and those set forth in UP-1984 Mortality for the Supplementary Plan (a modified version of the Prognosetafel 2005-2050 mortality table is used to determine the present value of Mr. de Bok’s Netherlands pension)

•	the discount rate used to determine the present value of the accumulated benefit is 5.75% (6.00% for Mr. de Bok’s Netherlands pension)

•	the benefit commencement age is 62 (or, if older, age at the measurement date)

•	the accumulated benefit is calculated based on credited service and pay as of December 31, 2009 (for the Salaried Plan, credited service and pay as of December 31, 2008).

Nonqualified Deferred Compensation

The Goodyear Executive Deferred Compensation Plan is a non-qualified deferred compensation plan that provides named executive officers and other highly compensated employees the opportunity to defer their base salary and payments under the Management Incentive Plan or the Performance Recognition Plan. Deferred amounts may be invested in one of five investment alternatives or, with respect to payments under the Management Incentive Plan or the Performance Recognition Plan, Goodyear stock units. Four of these investment alternatives are mutual funds managed by The Northern Trust Company, and currently include a money market fund, a bond fund, an equity index fund and a balanced fund. The average interest rate payable with respect to funds invested in the Northern Trust money market fund was 0.15% for the year ended December 31, 2009. The fifth investment vehicle is a growth fund managed by American Century Investments. Investment elections among the five investment alternatives may be changed daily. Deferrals of payments under the Management Incentive Plan or the Performance Recognition Plan into Goodyear stock units will result in a 20% premium paid in stock units that will vest in one year. There is no guaranteed return associated with any deferral. Distribution of deferred amounts may begin after separation of service or in a selected number of years ranging from one to 20. Payment of deferred amounts will be in a lump sum or up to 15 annual installments, as elected at the time of deferral. Redeferral is allowed only if elected one year prior to the scheduled payout and the new deferral does not commence for at least five years after the originally scheduled date of distribution. Any stock units are converted to shares of Common Stock and distributed to the participant in January of the fourth year following the end of the plan year under which the award was earned.

The Deferred Compensation Plan is unfunded. The following table sets forth certain information regarding nonqualified deferred compensation of the named executive officers.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at
	Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)	($)(2)	($)	($)

Keegan	—	—	$107,073	—	$511,180
Wells	—	—	—	—	—
Kramer	—	—	12,036	—	112,496
de Bok	—	—	—	—	—
Bialosky	—	—	—	—	—

(1)	Represents deferral in 2009 of base salary and/or amounts awarded under the Performance Recognition Plan in respect of performance in 2008.

(2)	No portion of these earnings were included in the Summary Compensation Table because the Deferred Compensation Plan does not provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules and regulations.

Potential Payments Upon Termination or Change-in-Control

We provide for the payment of severance and certain other benefits to our named executive officers upon certain types of terminations of employment, as described below.

Continuity Plan

The Continuity Plan provides severance benefits to certain of our salaried employees, including our named executive officers, if their employment is terminated during certain periods before or within two years following a change-in-control of the Company.

The Continuity Plan divides our salaried employees into three groups: Tier 1, Tier 2 and Tier 3. Tier 1 generally includes all of our elected officers, including the named executive officers, and other employees who participate in our Executive Performance Plan; Tier 2 generally includes all salaried employees who participate in our Performance Recognition Plan other than Tier 1 employees; and Tier 3 generally includes all other U.S.-based, full-time salaried employees who participate in our Savings Plan. The Continuity Plan provides the following benefits to salaried employees in each tier:

•	Tier 1. A Tier 1 employee is eligible to receive benefits under the Continuity Plan if the employee’s employment is terminated involuntarily without “Cause” or by the employee for “Good Reason” (as such terms are defined below) during certain periods before or within two years following a Change in Control or a Hostile Change in Control (as such terms are defined below) if the employee executes a release and agrees not to compete with the Company or solicit its employees for a period of two years. Tier 1 employees will generally receive: (a) a cash severance payment equal to twice the sum of the employee’s base salary, target annual incentive under the Management Incentive Plan, taking into account the MIP performance objectives, or the Performance Recognition Plan, as the case may be, and target long-term cash incentives granted under the Executive Performance Plan for any uncompleted performance cycles; (b) two additional years of service under the Supplementary Plan; (c) continued health care and life insurance coverage for up to two years; (d) outplacement services and reimbursement for legal fees incurred in connection with certain claims made under the Continuity Plan; and (e) a gross up for any excise taxes incurred in connection with certain “parachute” payments arising under the Code. In addition, the Company’s Chief Executive Officer, Chief Financial Officer, Senior Vice President, General Counsel and Secretary, and Senior Vice President, Human Resources can terminate their employment for any reason during the thirteenth month following a Change in Control or Hostile Change in Control and, upon executing a release and agreeing to comply with certain covenants, receive the benefits described above. Beginning February 22, 2010, executive officers hired or promoted into these positions will no longer receive the benefits described above if they terminate their employment without “Good Reason” during the thirteenth month following a Change in Control or Hostile Change in Control. In addition, employees who are hired or promoted and, as a result of that hiring or promotion, would become eligible to receive excise tax gross-ups for the first time on or after February 22, 2010 will not receive any such gross-ups.

•	Tier 2. A Tier 2 employee is eligible to receive benefits under the Continuity Plan if the employee’s employment is terminated involuntarily without “Cause” or by the employee for “Good Reason” during certain periods before or within two years following a Change in Control or Hostile Change in Control, and the employee executes a release and agrees not to compete with the Company or solicit its employees for a period of two years (following a Hostile Change in Control) or one year (following a Change in Control or Potential Change in Control (as such term is defined below)). In the event of a Hostile Change in Control, the Tier 2 employee generally will receive: (a) a cash severance payment equal to twice the sum of the employee’s base salary and target annual incentive under the Performance Recognition Plan; (b) continued health care and life insurance coverage for a period of up to two years; and (c) outplacement services. In the event of a Change in Control or Potential Change in Control, the Tier 2 employee generally will receive: (a) a cash severance payment equal to the sum of the employee’s base salary and target annual incentive under the Performance Recognition Plan; (b) continued health care and life insurance coverage for up to one year; and (c) outplacement services.

•	Tier 3. The Plan generally provides Tier 3 employees whose employment is terminated involuntarily without “Cause” or by the employee for “Good Reason” within two years following a Hostile Change in Control with a cash severance payment equal to twice the sum of the employee’s base salary and target annual incentive.

It is our expectation that should a change-in-control transaction occur, many of our employees would retain their jobs and continue to be employed by the surviving company and, therefore, would not be entitled to benefits under the Continuity Plan.

As used in the Continuity Plan:

“Cause” means (1) the continued failure by an eligible employee to substantially perform the employee’s duties with the Company (other than any such failure resulting from the employee’s incapacity due to physical or mental illness), (2) the engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise, (3) the employee committing any felony or any crime involving fraud, breach of trust or misappropriation or (4) any breach or violation of any agreement relating to the employee’s employment with the Company where the Company, in its discretion, determines that such breach or violation materially and adversely affects the Company.

A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1)	any person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 20% or more of (A) the then outstanding shares of Common Stock of the Company or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(2)	the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors (the “Incumbent Board”): individuals who, on April 10, 2007, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on April 10, 2007 or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation pursuant to which (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation will continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) no person will become the beneficial owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof representing 20% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such merger or consolidation) and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation (or any parent thereof) resulting from such merger or consolidation; or

(4)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, (A) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of which (or of any parent of such entity) is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, (B) in which (or in any parent of such entity) no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the outstanding shares of common stock resulting from such sale or disposition or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such sale or disposition) and (C) in which (or in any parent of such entity) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors.

“Good Reason” means the occurrence, without the affected eligible employee’s written consent, of any of the following:

(1)	the assignment to the employee of duties that are materially inconsistent with the employee’s position (including, without limitation, offices or titles), authority, duties or responsibilities immediately prior to a Potential Change in Control or in the absence thereof, a Change in Control or a Hostile Change in Control (other than pursuant to a transfer or promotion to a position of equal or enhanced responsibility or authority)

or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the employee, provided, however, that any such assignment or diminution that is primarily a result of the Company no longer being a publicly traded entity or becoming a subsidiary or division of another entity shall not be deemed “Good Reason” for purposes of the Continuity Plan, except that an employee shall have Good Reason if the Company is no longer a publicly traded entity and, immediately before the Change in Control or Hostile Change in Control that caused the Company no longer to be a publicly traded entity, substantially all of the employee’s duties and responsibilities related to public investors or government agencies that regulate publicly traded entities;

(2)	change in the location of such employee’s principal place of business by more than 50 miles when compared to the employee’s principal place of business immediately before a Potential Change in Control, or in the absence thereof, a Change in Control or a Hostile Change in Control;

(3)	a material reduction in the Employee’s annual base salary or annual incentive opportunity from that in effect immediately before a Potential Change in Control, or in the absence thereof, a Change in Control or a Hostile Change in Control;

(4)	a material increase in the amount of business travel required of the employee when compared to the amount of business travel required immediately before a Potential Change in Control, or in the absence thereof, a Change in Control or a Hostile Change in Control; and

(5)	the failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the Continuity Plan in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

“Hostile Change in Control” means a Change in Control that a majority of the Incumbent Board has not determined to be in the best interests of the Company and its shareholders.

A “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(2)	the Company or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(3)	any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(4)	the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

The description above is meant only to be a summary of the provisions of the Continuity Plan. The Continuity Plan was filed as Exhibit 10.17 to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 18, 2009.

Other Severance Benefits

In addition to benefits provided under the Continuity Plan, under appropriate circumstances, such as reductions in force or elimination of positions, we may provide severance benefits to executive officers, including the named executive officers, whose employment terminates prior to retirement. In determining whether to provide such benefits and in what amount, we consider all relevant facts and circumstances, including length of service, circumstances of the termination, the executive officer’s contributions to our objectives, and other relevant factors. When we provide such benefits, typically the amount of severance is the equivalent of six to 18 months of base salary plus an amount based on the individual’s target annual incentive payment then in effect and health, welfare and other benefit payments over an equivalent period. The severance payment may be paid in a lump sum or in installments. We also may provide limited outplacement and personal financial planning services to eligible executive officers following their termination.

CEO Employment Agreement

Mr. Keegan’s employment agreement provides for the payment of severance compensation if we terminate his employment without “cause” or if Mr. Keegan terminates his employment for “good reason,” as such terms are defined below. Severance compensation consists of (a) two times the sum of Mr. Keegan’s annual base salary and target annual incentive payment then in effect, plus (b) the pro rata portion of the lesser of (i) Mr. Keegan’s target annual incentive opportunity after taking into account the MIP performance objectives or (ii) 0.75% of EBIT, in each case for the then-current fiscal year. This severance compensation is not payable if, and to the extent that, Mr. Keegan receives benefits under the Continuity Plan. If severance compensation is paid to Mr. Keegan under the agreement, the agreement restricts Mr. Keegan from participating in any business that competes with us for a period of two years.

As used in Mr. Keegan’s employment agreement, “Cause” means: (1) a significant violation by Mr. Keegan of the Company’s policies, grossly incompetent performance or other gross misconduct on his part, (2) a material breach by Mr. Keegan of the terms of the employment agreement, (3) Mr. Keegan’s prolonged or repeated absence from duty without consent of the Board of Directors for reasons other than his incapacity due to illness, (4) Mr. Keegan’s acceptance of employment with another employer, or (5) Mr. Keegan’s conviction of a crime other than minor traffic offenses; and “Good Reason” means: (1) a material breach by the Company of the terms of the employment agreement, or (2) a material reduction by the Company of Mr. Keegan’s titles, positions, duties, and/or authority.

Additionally, if Mr. Keegan seeks to terminate his employment for Good Reason, he must provide the Board of Directors thirty days advance written notice of his intention to terminate his employment for Good Reason and shall only be entitled to terminate his employment for Good Reason if the Company fails to cure the alleged Good Reason to his reasonable satisfaction during that thirty-day period.

The description above is meant only to be a summary of the provisions of Mr. Keegan’s employment agreement. The employment agreement was filed as Exhibit 10.16 to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 18, 2009.

Quantification of Termination Benefits

The tables below show amounts that would be payable to each of the named executive officers, as of December 31, 2009, upon the termination of their employment in the circumstances indicated in each column of the tables. The amounts shown are calculated on the assumption that the triggering event occurred on December 31, 2009. Other assumptions used to determine such amounts are described below.

Management Incentive Plan.  The amounts shown in the tables for annual cash incentive under the Management Incentive Plan are the amounts earned under Management Incentive Plan awards for the year ended December 31, 2009. Such amounts are payable at the normal time that payouts are made for 2009 awards under the Management Incentive Plan. The “Termination for Cause” scenario assumes no payout because the plan gives the Compensation Committee discretion to eliminate or reduce performance awards prior to payment.

Severance Payments.  For the named executive officers other than Mr. Keegan, amounts shown in the column captioned “Termination Without Cause” equal 18 months of the named executive officer’s base salary and target annual incentive payments, which represents the maximum amount of such severance paid by Goodyear historically in this scenario. (See “Other Severance Benefits” above.) For Mr. Keegan, amounts shown in the column captioned “Termination Without Cause/For Good Reason” are calculated in accordance with Mr. Keegan’s employment agreement. The amounts shown in the column captioned “Involuntary Termination Within Two Years of Change in Control” are calculated in accordance with the terms of the Continuity Plan. (See “Continuity Plan” above.)

Performance Shares.  The amounts shown in the tables for performance shares granted before January 1, 2009 are divided equally between cash and equity and for performance shares granted in 2009 are attributable solely to equity. These amounts represent the value (calculated based on a per share price of $14.10, the closing market price of our Common Stock on December 31, 2009) of all outstanding performance shares as of December 31, 2009. In the event of termination for cause, it is assumed the Compensation Committee would exercise its discretion to cancel any outstanding awards.

Executive Performance Plan.  The amounts shown in the tables for cash payouts under the Executive Performance Plan are the estimated payouts under all outstanding Executive Performance Plan grants as of December 31, 2009. For grants with performance periods ending on December 31, 2009, the amount shown includes the amount actually earned under such grants, and for grants with performance periods ending after December 31, 2009, the amount shown includes a pro rata portion, through December 31, 2009, of the total amount payable under such grants based on the estimated future payouts under such grants as of December 31, 2009. Under the Executive Performance Plan, an employee whose employment is terminated is entitled to a prorated payout for uncompleted performance periods upon such employee’s death, disability, retirement, layoff or leave of absence. Amounts are payable at the normal time that payouts are made for outstanding grants under the Executive Performance Plan. The “Termination for Cause” scenario assumes no payout because the Executive Performance Plan gives the Compensation Committee discretion to eliminate or reduce performance awards prior to payment.

Stock Options.  Our equity compensation plans provide that unexercised stock options terminate automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, the stock option will become immediately exercisable and remain exercisable until the earlier of five years or its expiration date, and (b) in the event of the death of the optionee more than six months after the grant thereof, each stock option will become exercisable and remain exercisable until the earlier of three years after the date of death of the optionee or its expiration date. For these purposes, resignations, terminations without cause, and involuntary terminations upon a change in control are treated like a retirement if the employee is eligible for retirement as of the date of termination. Accordingly, the amounts shown in the tables under those scenarios for stock options are the in-the-money value of all outstanding unvested stock options as of December 31, 2009 (calculated based on a per share price of $14.10, the closing market price of our Common Stock on December 31, 2009). In the event of a termination for cause, it is assumed that the Compensation Committee would exercise its discretion to cancel any outstanding unvested stock options.

Retirement Benefits.  The tables below show the additional retirement benefits that would be payable to the named executive officer if the named executive officer’s employment was terminated on December 31, 2009, and that named executive officer was vested in the benefit as of that date. Mr. Keegan has an amount payable from the Supplementary Plan because he was eligible to retire at December 31, 2009. The Change in Control column shows the amounts payable with two additional years of credited service under the Supplementary Plan, as provided in the Continuity Plan. Mr. Wells and Mr. Kramer are not yet vested in a Supplementary Plan benefit and would instead receive benefits from the defined benefit and defined contribution Excess Benefit Plans. Mr. Bialosky is not yet vested in a Supplementary Plan benefit, is not yet eligible to participate in the defined contribution Excess Benefit Plan, and is not eligible to participate in the defined benefit Excess Benefit Plan or the Salaried Plan. The amounts shown in the Pension Benefits Table would be payable in lump sum form at age 62 (or age at December 31, 2009, if older than 62). The amounts shown in the tables below for the Supplementary Plan and the Excess Benefit Plans are the additional amounts that would be payable, together with the amounts shown in the Pension Benefits Table, in lump sum form six months after termination of employment at December 31, 2009. The Salaried Plan values shown in the Pension Benefits Table would be payable in lump sum form at age 62 (or age at December 31, 2009, if older than 62). The amounts shown in the tables below for Mr. Keegan, Mr. Wells and Mr. Kramer under the Salaried Plan are the additional amounts that would be payable immediately, together with the amounts shown in the Pension Benefits Table, in lump sum form after termination of employment at December 31, 2009. Mr. de Bok is not yet vested in a Supplementary Plan benefit and is not eligible to participate in the Excess Benefit Plans or the Salaried Plan. For Mr. de Bok, the Pension Benefits Table shows the present value of the accrued benefit under the Netherlands Pension Plan.

Other Benefits.  The amounts shown for other benefits include payments for outplacement services (only in the case of termination without cause and involuntary termination within two years of a change in control, and in each case capped at $25,000), personal financial planning services (in the amount of $9,000), payment of accrued vacation, reimbursement of COBRA payments for a period of 18 months following termination of employment (only in the case of termination without cause and involuntary termination within two years of a change in control), health care and life insurance coverage, retiree medical benefits, and reimbursement for legal fees, if any (assumed to be $0 for purposes of the tables below).

Robert J. Keegan (Chairman of the Board, Chief Executive Officer and President)

								Involuntary
								Termination
			Termination					Within Two
			Without					Years of
			Cause/For					Change in
	Resignation		Good Reason		Termination For			Control
Benefits or Payments	(1)		(2)		Cause	Retirement		(3)

Annual Cash Incentive under Management Incentive Plan	$2,282,595	*	$2,282,595	*	$—	$2,282,595	*	$2,282,595	*
Cash Severance	—		6,160,000		—	—		35,867,200
Performance Shares — Cash Component	142,800		142,800		—	142,800		567,934
Cash Payout under Executive Performance Plan Awards	4,000,000	*	4,000,000	*	—	4,000,000	*	4,000,000	*

Total Cash	6,425,395		12,585,395		—	6,425,395		42,717,729

Equity
Restricted Stock	—		—		—	—		—
Performance Shares	142,800		142,800		—	142,800		1,764,051
Stock Options	—		—		—	—		4,677,575

Total Equity	142,800		142,800		—	142,800		6,441,626

Retirement Benefits
Salaried Pension Plan(4)	9,419		9,419		9,419	9,419		9,419
Supplementary Pension Plan(4)	—		—		—	—		937,154
Excess Benefit Plans	—		—		—	—		—

Total Retirement Benefits	9,419		9,419		9,419	9,419		946,573

Vested Deferred Compensation (5)	—		—		—	—		—
Other Benefits	151,769		194,649		151,769	151,769		210,201
Excise Tax Gross-Up	—		—		—	—		14,606,534

Total	$6,729,383		$12,932,263		$161,188	$6,729,383		$64,922,663

*	This amount is included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(1)	In the event of death or disability, an additional $6,562,918 would be paid under “Performance Shares — Cash Component,” “Cash Payout under Executive Performance Plan Awards,” and “Equity — Performance Shares,” if at all, only upon achievement of the applicable targets following the completion of the applicable performance periods, and an additional $4,677,575 would be paid under “Equity — Stock Options.”

(2)	In accordance with Mr. Keegan’s employment agreement, in connection with a termination without cause or for good reason, Mr. Keegan is entitled to a cash severance payment equal to two times the sum of his annual base salary and target annual incentive payment.

(3)	The amounts to be paid under “Performance Shares — Cash Component,” “Equity — Performance Shares” and “Equity — Stock Options” that represent grants under our 2008 Performance Plan are payable following an involuntary termination within two years of a change in control, similar to our Continuity Plan. $1,458,356, representing grants of performance shares and stock options under our prior equity compensation plans, are payable following a change in control, regardless of whether there is a subsequent termination.

(4)	The Pension Benefits Table (on page 43) shows the present value of the accumulated benefit under the Salaried Plan and the Supplementary Plan, calculated based on the assumptions set forth following that table. The amounts presented in this table reflect the additional amounts payable to Mr. Keegan due to the difference between the assumptions used in preparing the Pension Benefits Table and the assumptions used assuming a triggering event occurred on December 31, 2009. For the Supplementary Plan, the assumptions are identical, so there is no difference in benefit value. The amounts to be paid under “Involuntary Termination Within Two Years of Change in Control” also include the impact on the amounts payable of two additional years of credited service under the Supplementary Plan.

(5)	No additional amounts are payable upon any of the triggering events under our deferred compensation plans. For information on Mr. Keegan’s aggregate vested balance as of December 31, 2009 under the Deferred Compensation Plan, see the Nonqualified Deferred Compensation Table at page 44.

Darren R. Wells (Executive Vice President and Chief Financial Officer)

								Involuntary
								Termination
								Within Two
								Years of
			Termination					Change in
	Resignation		Without		Termination For	Retirement		Control
Benefits or Payments	(1)		Cause		Cause	(2)		(3)

Annual Cash Incentive under Performance Recognition Plan	$600,000	*	$600,000	*	$—	$600,000	*	$600,000	*
Cash Severance	—		1,275,000		—	—		5,775,600
Performance Shares — Cash Component	33,558		33,558		—	33,558		149,841
Cash Payout under Executive Performance Plan Awards	375,000	*	375,000	*	—	375,000	*	375,000	*

Total Cash	1,008,558		2,283,558		—	1,008,558		6,900,441

Equity
Restricted Stock	—		—		—	—		—
Performance Shares	33,558		33,558		—	33,558		361,341
Stock Options	—		—		—	—		780,351

Total Equity	33,558		33,558		—	33,558		1,141,692

Retirement Benefits
Salaried Pension Plan(4)	5,211		5,211		5,211	5,211		5,211
Supplementary Pension Plan	—		—		—	—		—
Excess Benefit Plans(4)	—		—		—	—		—

Total Retirement Benefits	5,211		5,211		5,211	5,211		5,211

Vested Deferred Compensation	—		—		—	—		—
Other Benefits	52,269		98,995		52,269	52,269		108,295
Excise Tax Gross-Up	—		—		—	—		2,534,886

Total	$1,099,596		$2,421,322		$57,480	$1,099,596		$10,690,525

*	This amount is included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(1)	In the event of death or disability, an additional $1,088,886 would be paid under “Performance Shares — Cash Component,” “Cash Payout under Executive Performance Plan Awards,” and “Equity — Performance Shares,” if at all, only upon achievement of the applicable targets following the completion of the applicable performance periods, and an additional $780,351 would be paid under “Equity — Stock Options.”

(2)	Mr. Wells is not eligible for retirement.

(3)	The amounts to be paid under “Performance Shares — Cash Component,” “Equity — Performance Shares” and “Equity — Stock Options” that represent grants under our 2008 Performance Plan are payable following an involuntary termination within two years of a change in control, similar to our Continuity Plan. $267,251, representing grants of performance shares and stock options under our prior equity compensation plans, are payable following a change in control, regardless of whether there is a subsequent termination.

(4)	The Pension Benefits Table (on page 43) shows the present value of the accumulated benefit under the Salaried Plan and the Supplementary Plan, calculated based on the assumptions set forth following that table. The amounts presented in this table reflect the additional amounts payable to Mr. Wells under the Salaried Plan due to the difference between the assumptions used in preparing the Pension Benefits Table and the assumptions used assuming a triggering event occurred on December 31, 2009. Mr. Wells is not yet vested in a Supplementary Plan benefit and would instead receive a benefit from the defined benefit and defined contribution Excess Benefit Plans. The Supplementary Plan benefit value of $274,464 (as shown in the Pension Benefits Table) would be reduced to the Excess Benefit Plan benefit values of $144,699 if one of the triggering events occurred as of December 31, 2009.

Richard J. Kramer (Chief Operating Officer and President, North American Tire)

								Involuntary
								Termination
								Within Two
								Years of
			Termination					Change in
	Resignation		Without		Termination For	Retirement		Control
Benefits or Payments	(1)		Cause		Cause	(2)		(3)

Annual Cash Incentive under Management Incentive Plan	$981,329	*	$981,329	*	—	$981,329	*	$981,329	*
Cash Severance	—		2,250,000		—	—		12,423,200
Performance Shares — Cash Component	113,169		113,169		—	113,169		450,650
Cash Payout under Executive Performance Plan Awards	1,100,000	*	1,100,000	*	—	1,100,000	*	1,100,000	*

Total Cash	2,194,498		4,444,498		—	2,194,498		14,955,179

Equity
Restricted Stock	141,000		141,000		141,000	141,000		1,459,237
Performance Shares	113,169		113,169		—	113,169		827,564
Stock Options	—		—		—	—		1,539,884

Total Equity	254,169		254,169		141,000	254,169		3,826,685

Retirement Benefits
Salaried Pension Plan(4)	5,727		5,727		5,727	5,727		5,727
Supplementary Pension Plan	—		—		—	—		—
Excess Benefit Plans(4)	—		—		—	—		—

Total Retirement Benefits	5,727		5,727		5,727	5,727		5,727

Vested Deferred Compensation (5)	—		—		—	—		—
Other Benefits	66,692		111,474		66,692	66,692		123,263
Excise Tax Gross-Up	—		—		—	—		5,381,672

Total	$2,521,086		$4,815,868		$213,419	$2,521,086		$24,292,526

*	This amount is included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(1)	In the event of death or disability, an additional $2,207,947 would be paid under “Performance Shares — Cash Component,” “Cash Payout under Executive Performance Plan Awards,” and “Equity — Performance Shares,” if at all, only upon achievement of the applicable targets following the completion of the applicable performance periods, $736,931 would be paid under “Equity — Restricted Stock,” and an additional $1,539,884 would be paid under “Equity — Stock Options.”

(2)	Mr. Kramer is not eligible for retirement.

(3)	The amounts to be paid under “Performance Shares — Cash Component,” “Equity — Performance Shares” and “Equity — Stock Options” that represent grants under our 2008 Performance Plan are payable following an involuntary termination within two years of a change in control, similar to our Continuity Plan. $907,888, representing grants of performance shares and stock options under our prior equity compensation plans, are payable following a change in control, regardless of whether there is a subsequent termination.

(4)	The Pension Benefits Table (on page 43) shows the present value of the accumulated benefit under the Salaried Plan and the Supplementary Plan, calculated based on the assumptions set forth following that table. The amounts presented in this table reflect the additional amounts payable to Mr. Kramer under the Salaried Plan due to the difference between the assumptions used in preparing the Pension Benefits Table and the assumptions used assuming a triggering event occurred on December 31, 2009. Mr. Kramer is not yet vested in a Supplementary Plan benefit and would instead receive a benefit from the defined benefit and defined contribution Excess Benefit Plans. The Supplementary Plan benefit value of $1,962,144 (as shown in the Pension Benefits Table) would be reduced to the Excess Benefit Plan benefit values of $550,749 if one of the triggering events occurred as of December 31, 2009.

(5)	No additional amounts are payable upon any of the triggering events under our deferred compensation plans. For information on Mr. Kramer’s aggregate vested balance as of December 31, 2009 under the Deferred Compensation Plan, see the Nonqualified Deferred Compensation Table at page 44.

Arthur de Bok (President, Europe, Middle East and Africa Tire)

								Involuntary
								Termination
								Within Two
								Years of
			Termination					Change in
	Resignation		Without		Termination For	Retirement		Control
Benefits or Payments	(1)		Cause		Cause	(2)		(3)

Annual Cash Incentive under Management Incentive Plan	$589,500	*	$589,500	*	—	$589,500	*	$589,500	*
Cash Severance	1,939,565		4,673,114		—	1,939,565		9,003,400
Performance Shares — Cash Component	73,542		73,542		—	73,542		292,843
Cash Payout under Executive Performance Plan Awards	840,000	*	840,000	*	—	840,000	*	840,000	*

Total Cash	3,442,607		6,176,156		—	3,442,607		10,725,743

Equity
Restricted Stock	—		—		—	—		843,674
Performance Shares	73,542		73,542		—	73,542		514,262
Stock Options	—		—		—	—		953,619

Total Equity	73,542		73,542		—	73,542		2,311,555

Retirement Benefits
Netherlands Pension Plan(4)	—		—		—	—		—
Supplementary Pension Plan(4)	—		—		—	—		—
Excess Benefit Plans	—		—		—	—		—

Total Retirement Benefits	—		—		—	—		—

Vested Deferred Compensation	—		—		—	—		—
Other Benefits	47,462		72,462		47,462	47,462		72,462
Excise Tax Gross-Up	—		—		—	—		—

Total	$3,563,611		$6,322,160		$47,462	$3,563,611		$13,109,760

*	This amount is included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(1)	In the event of death or disability, an additional $1,589,599 would be paid under “Performance Shares — Cash Component,” “Cash Payout under Executive Performance Plan Awards,” and “Equity — Performance Shares,” if at all, only upon achievement of the applicable targets following the completion of the applicable performance periods, $471,637 would be paid under “Equity — Restricted Stock,” and an additional $953,619 would be paid under “Equity — Stock Options.”

(2)	Mr. de Bok is not eligible for retirement.

(3)	The amounts to be paid under “Performance Shares — Cash Component,” “Equity — Performance Shares” and “Equity — Stock Options” that represent grants under our 2008 Performance Plan are payable following an involuntary termination within two years of a change in control, similar to our Continuity Plan. $585,686, representing grants of performance shares and stock options under our prior equity compensation plans, are payable following a change in control, regardless of whether there is a subsequent termination.

(4)	The Pension Benefits Table (on page 43) shows the present value of the accumulated benefits under the Supplementary Plan and the Netherlands Pension Plan, calculated based on the assumptions set forth following that table. Mr. de Bok is not yet vested in a Supplementary Plan benefit and would receive no benefit from that plan if one of the triggering events occurred as of December 31, 2009. He is not eligible to participate in the Excess Benefit Plans. The Netherlands Pension Plan benefit value of $241,074 (as shown in the Pension Benefits Table) would be reduced to $199,207 if one of the triggering events occurred as of December 31, 2009.

David L. Bialosky (Senior Vice President, General Counsel and Secretary)

								Involuntary
								Termination
								Within Two
								Years of
			Termination					Change in
	Resignation		Without		Termination For	Retirement		Control
Benefits or Payments	(1)		Cause		Cause	(2)		(3)

Annual Cash Bonus	$375,000	*	$375,000	*	—	$375,000	*	$375,000	*
Cash Severance	—		1,312,500		—	—		3,750,000
Performance Shares — Cash Component	—		—		—	—		—
Cash Payout under Executive Performance Plan Awards	—	ˆ	—	ˆ	—	—	ˆ	—	ˆ

Total Cash	375,000		1,687,500		—	375,000		4,125,000

Equity
Restricted Stock	—		—		—	—		1,070,458
Performance Shares	—		—		—	—		75,252
Stock Options	—		—		—	—		—

Total Equity	—		—		—	—		1,145,710

Retirement Benefits
Salaried Pension Plan	—		—		—	—		—
Supplementary Pension Plan(4)	—		—		—	—		—
Excess Benefit Plans	—		—		—	—		—

Total Retirement Benefits	—		—		—	—		—

Vested Deferred Compensation	—		—		—	—		—
Other Benefits	47,462		94,458		47,462	47,462		103,434
Excise Tax Gross-Up	—		—		—	—		1,386,011

Total	$422,462		$1,781,958		$47,462	$422,462		$6,760,155

*	This amount is included in the Summary Compensation Table under the “Bonus” column.

ˆ	This amount is included in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(1)	In the event of death or disability, an additional $408,585 would be paid under “Performance Shares — Cash Component,” “Cash Payout under Executive Performance Plan Awards,” and “Equity — Performance Shares,” if at all, only upon achievement of the applicable targets following the completion of the applicable performance periods, and $1,070,458 would be paid under “Equity — Restricted Stock.”

(2)	Mr. Bialosky is not eligible for retirement.

(3)	The amounts to be paid under “Performance Shares — Cash Component,” “Equity — Performance Shares” and “Equity — Stock Options” represent grants under our 2008 Performance Plan and are payable following an involuntary termination within two years of a change in control, similar to our Continuity Plan.

(4)	The Pension Benefits Table (on page 43) shows the present value of the accumulated benefit under the Supplementary Plan, calculated based on the assumptions set forth following that table. Mr. Bialosky is not yet vested in a Supplementary Plan benefit and would receive no pension from a defined benefit plan if a triggering event occurred on December 31, 2009. He is not yet eligible to participate in the defined contribution Excess Benefit Plan and is not eligible to participate in the Salaried Plan or the defined benefit Excess Benefit Plan.

Director Compensation

The table below sets forth information regarding the compensation paid to our non-employee directors during 2009.

	Fees Earned or Paid
	in Cash		Stock Awards	All Other	Total
Name	($)		($)(1)	Compensation ($)(2)	($)

Boland	$150,000	(4)	$95,000	$35,154	$280,154
Firestone	75,000		95,000	—	170,000
McCollough	85,000		95,000	—	180,000
Minter(3)	20,192	(5)	25,577	664	46,433
Morrison	85,000		95,000	—	180,000
O’Neal	75,000		95,000	—	170,000
Peterson	75,000		95,000	34,996	204,996
Streeter	75,000		95,000	—	170,000
Sullivan	85,000	(6)	95,000	2,078	182,078
Weidemeyer	85,000		95,000	34,656	214,656
Wessel	75,000		95,000	970	170,970

(1)	Represents the amount recognized at fair value on the respective grant date in 2009. Amounts for all directors include quarterly grants of restricted stock units with a grant date fair value of $23,750 pursuant to the Outside Directors’ Equity Participation Plan. For further information regarding such plan, see the description of the Outside Directors’ Equity Participation Plan below. For Mr. Minter, the amount is pro-rated to his retirement date from the Board of Directors on April 7, 2009.

As of December 31, 2009, the following directors held the total number of restricted stock units and deferred share equivalent units indicated next to his or her name:

	Number of	Number of Deferred
	Restricted Stock	Share Equivalent	Total Share
Name	Units	Units	Equivalents

Boland	10,844	34,262	45,106
Firestone	10,844	3,821	14,665
McCollough	10,844	6,631	17,475
Minter	—	45,904	45,904
Morrison	10,844	16,266	27,110
O’Neal	10,844	22,279	33,123
Peterson	10,844	20,377	31,221
Streeter	10,606	—	10,606
Sullivan	10,844	18,857	29,701
Weidemeyer	10,844	17,579	28,423
Wessel	10,844	12,525	23,369

(2)	Represents income associated with the Company’s provision of up to two sets of automobile tires per year to the directors. For Messrs. Boland, Peterson and Weidemeyer, this also includes a premium of $34,186, $33,825 and $33,825, respectively, on life insurance policies that will be used to cover Goodyear’s obligation to make a charitable donation recommended by each director following his or her death, pursuant to the Director’s Charitable Award Program, as described below. The aggregate incremental cost to the Company of the life insurance policy is the annual premium and related fees.

(3)	Mr. Minter retired from the Board of Directors at the 2009 Annual Meeting of Shareholders on April 7, 2009.

(4)	Mr. Boland deferred $37,501 of his total cash retainer for 2009 in the form of deferred share equivalent units.

(5)	Mr. Minter deferred $5,049 of his total cash retainer for 2009 in the form of deferred share equivalent units.

(6)	Mr. Sullivan deferred 100% of his total cash retainer for 2009 in the form of deferred share equivalent units.

Goodyear directors who are not officers or employees of Goodyear or any of its subsidiaries receive, as compensation for their services as a director, a combination of cash retainer and stock awards pursuant to the Outside Directors’ Equity Participation Plan (the “Directors’ Equity Plan”).

For the year ended December 31, 2009, outside directors received cash compensation in the amount of $18,750 per calendar quarter. The Lead Director received an additional $13,750 per calendar quarter. The chairperson of the Audit Committee received an additional $5,000 per calendar quarter and the chairpersons of all other committees received an additional $2,500 per calendar quarter. Any director who attended more than 24 board and committee meetings received $1,700 for each additional meeting attended ($1,000 if the meeting was attended by telephone). Travel and lodging expenses incurred in attending board and committee meetings are paid by Goodyear. Mr. Keegan does not receive additional compensation for his service as a director.

Outside directors also participate in the Directors’ Equity Plan, which is intended to further align the interests of directors with the interests of shareholders by making part of each director’s compensation dependent on the value and appreciation over time of our Common Stock. For the year ended December 31, 2009, on the first business day of each calendar quarter, each eligible director received a grant of restricted stock units with a grant date fair value of $23,750 for the portion of the previous calendar quarter during which he or she served as a director. These restricted stock units will be paid to directors in shares of Common Stock on the fifth business day of the quarter following the quarter during which the director leaves the Board. The Directors’ Equity Plan also permits each participant annually to elect to have 25%, 50%, 75% or 100% of his or her cash retainer and meeting fees deferred and converted into share equivalent units based on the closing market price of our Common Stock on the accrual date. Under this plan, the restricted stock units and share equivalent units receive dividend equivalents (if dividends are paid) at the same rate as our Common Stock, which dividends will be converted into restricted stock units or share equivalent units, as the case may be, based on the closing market price of our Common Stock on the dividend payment date. Share equivalent units will be converted to a dollar value at the closing market price of our Common Stock on the later of the first business day of the seventh month following the month during which the participant ceases to be a director and the fifth business day of the year next following the year during which the participant ceased to be a director. Such amounts earned and vested prior to January 1, 2005, will be paid in ten annual installments or, at the discretion of the Compensation Committee, in a lump sum or in fewer than ten installments beginning on the fifth business day following the conversion from share equivalent units to a dollar value. Amounts earned and vested after December 31, 2004, will be paid out in a lump sum on the fifth business day following the conversion from share equivalent units to dollar value. Amounts in Directors’ Equity Plan accounts will earn interest from the date converted to a dollar value until paid at a rate one percent higher than the prevailing yield on United States Treasury securities having a ten-year maturity on the conversion date.

On February 27, 2007, the Compensation Committee recommended, and the Board of Directors approved, stockholding guidelines for directors. These guidelines specify that a director must accumulate and hold a number of shares equal in value to five times the annual cash retainer within five years of the later of the effective date of the program or the date of election as a director. Shares owned directly and restricted stock units and share equivalent units accrued to a Directors’ Equity Plan account are counted as ownership in assessing compliance with the guidelines. The earliest compliance date for our directors is February 27, 2012. All of our directors, other than Ms. Streeter (who was elected to the Board of Directors on October 7, 2008), have met the required stockholding guidelines well in advance of the required compliance date.

Due to Mr. Minter’s retirement from the Board of Directors on April 7, 2009, he received 3,929 shares of Common Stock on July 8, 2009, representing the number of restricted stock units in his Directors’ Equity Plan account with respect to his retirement. In addition, he received a lump sum payment of $380,028, representing the value of his 23,841 deferred share equivalent units earned and vested after December 31, 2004, as of January 8, 2010, the applicable conversion date with respect to his retirement. For the 22,063 deferred share equivalent units earned and vested prior to January 1, 2005, Mr. Minter will receive a total of $351,681, to be paid in five annual installments beginning January 15, 2010. The remaining amount will earn interest from the date converted until paid at a rate of 4.814%, which is one percent higher than the prevailing yield on United States Treasury securities having a ten-year maturity on the conversion date.

Goodyear also sponsors a Directors’ Charitable Award Program funded by life insurance policies owned by Goodyear on the lives of pairs of directors. Goodyear donates $1 million per director to one or more qualifying charitable organizations recommended by each director after both of the paired directors are deceased. Assuming current tax laws remain in effect, Goodyear expects to recover the cost of the program over time with the proceeds of the insurance policies purchased. Directors derive no financial benefit from the program. This program is not available to directors first elected after October 1, 2005.

Risks Related to Compensation Policies and Practices

We have reviewed our compensation policies and practices for our employees and have concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on us.

OTHER MATTERS

During 2009, Goodyear and its subsidiaries, in the ordinary course of their business and at competitive prices and terms, made sales to or purchases from, or engaged in other transactions with, corporations of which certain Goodyear non-management directors are executive officers and/or directors. Goodyear does not consider the transactions to be material to its business and believes such transactions were not material in relation to the business of such other corporations or the interests of the directors concerned.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under the “Board of Directors and Executive Officers Conflict of Interest Policy,” directors and executive officers are expected to promptly disclose potential conflicts of interest to Goodyear’s General Counsel, who may consult with the Chairman of the Governance Committee on matters of interpretation of the policy. Any waivers of the policy are required to be approved by the Board of Directors, and any such waivers will be promptly disclosed to shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file reports of holdings and transactions in our equity securities with the Securities and Exchange Commission. As a practical matter, we assist our directors and officers by completing and filing these reports electronically on their behalf. We believe that our directors and officers timely complied with all such filing requirements during 2009, except that a Form 4 reporting a rebalancing transaction involving 912 shares of Common Stock in Christopher Clark’s Savings Plan account was not timely filed.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed PricewaterhouseCoopers LLP as Goodyear’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Incurred by Goodyear for PwC

The following table presents fees and expenses for services rendered by PwC for fiscal 2009 and 2008.

(In thousands)	2009	2008

Audit Fees and Expenses(1)	$14,014	$12,916
Audit-Related Fees and Expenses(2)	427	384
Tax Fees and Expenses(3)	2,746	1,830
All Other Fees and Expenses(4)	655	328

Total	$17,842	$15,458

(1)	Audit fees and expenses represent fees and expenses for professional services provided in connection with the audit of our financial statements and the effectiveness of internal control over financial reporting, the review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees and expenses consist primarily of accounting consultations and services related to business acquisitions and divestitures.

(3)	Tax fees and expenses consist primarily of assistance in the preparation of international tax returns and consultations on various tax matters worldwide.

(4)	All other fees and expenses principally include fees related to advisory services and information and education services.

All audit, audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy provides for pre-approval of audit, audit-related, tax services and all other fees on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. Under the policy, the Audit Committee delegates pre-approval authority to the Chairman of the Committee. The Chairman is to report any such pre-approval decisions to the Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the integrity of Goodyear’s financial information and the financial reporting process, including the system of internal control over financial reporting. PricewaterhouseCoopers LLP (“PwC”), Goodyear’s independent registered public accounting firm, is responsible for conducting independent audits of Goodyear’s financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and PwC.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Goodyear’s internal control over financial reporting with management and PwC. The Audit Committee also has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the PCAOB in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from Goodyear.

Based on the review and discussions with management and PwC referred to above, the Audit Committee has recommended to the Board of Directors that Goodyear include the audited consolidated financial statements of Goodyear and subsidiaries for the year ended December 31, 2009 in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2009 and in its 2009 Annual Report to Shareholders.

The Audit Committee

James C. Boland, Chairman
James A. Firestone
W. Alan McCollough
Stephanie A. Streeter

MISCELLANEOUS

Submission of Shareholder Proposals

If a shareholder desires to have a proposal included in the proxy materials of the Board of Directors for the 2011 Annual Meeting of Shareholders, such proposal shall conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and must be received by Goodyear prior to the close of business on November 8, 2010. In addition, if a shareholder intends to present business (not including a proposal submitted for inclusion in our proxy materials pursuant to Rule 14a-8) at the 2011 Annual Meeting of Shareholders, the shareholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company not earlier than December 14, 2010 and not later than the close of business on January 13, 2011. If notice of a proposal is not received by the Company in accordance with the dates specified in the Code of Regulations or pursuant to Rule 14a-8, as the case may be, then the proposal will be deemed untimely and we will have the right to exercise discretionary voting authority and vote proxies returned to us with respect to such proposal. Shareholder proposals should be sent to the executive offices of Goodyear, 1144 East Market Street, Akron, Ohio 44316-0001, Attention: Office of the Secretary.

For a proposal to be properly presented at an annual meeting of shareholders, a shareholder must comply with the deadlines described in the preceding paragraph, as well as all of the other requirements of the Code of Regulations. Goodyear reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Savings Plan Shares

A separate “Confidential Voting Instructions” card is being sent to each employee or former employee participating in certain employee savings plans. Shares of Common Stock held in the trust for these plans will be voted by the trustee as instructed by the plan participants. Shares held in the trust for which voting instructions are not received will be voted by the trustee in the same proportion as it votes shares for which voting instructions were received from participants in the applicable savings plan.

Internet and Telephone Voting

You may vote your shares using the internet by accessing the following web site:

http://www.proxyvote.com

or by making a toll-free telephone call within the United States of America or Canada using a touch-tone telephone to the toll-free number provided on your proxy card, or if you hold your shares in “street name,” on the voting instruction card provided by your broker or nominee.

Shareholders Sharing The Same Address

Goodyear has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, Goodyear is delivering only one copy of the Annual Report and Proxy Statement to multiple shareholders who share the same address and have the same last name, unless Goodyear has received contrary instructions from an affected shareholder. This procedure reduces Goodyear’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Goodyear will deliver promptly upon written or oral request a separate copy of the Annual Report and the Proxy Statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the Annual Report or Proxy Statement, you may write or call Goodyear’s Investor Relations Department at The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316-0001, Attention: Investor Relations, telephone (330) 796-3751. You may also access Goodyear’s Annual Report and Proxy Statement on the Investor Relations section of Goodyear’s website at www.goodyear.com or at www.proxyvote.com.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the Annual Report or Proxy Statement in the future, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any shareholders of record who share the same address and currently receive multiple copies of Goodyear’s Annual Report and Proxy Statement who wish to receive only one copy of these materials per household in the future, please contact Goodyear’s Investor Relations Department at the address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Form 10-K

GOODYEAR WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF GOODYEAR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: THE GOODYEAR TIRE & RUBBER COMPANY, 1144 EAST MARKET STREET, AKRON, OHIO 44316-0001, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.GOODYEAR.COM.

Costs of Solicitation

The costs of soliciting proxies will be borne by Goodyear. Goodyear has retained D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, to assist in distributing proxy materials and soliciting proxies for an estimated fee of $11,500, plus reimbursement of reasonable out-of-pocket expenses. D.F. King & Co. may solicit proxies from shareholders by mail, telephone or the internet. In addition, officers or other employees of Goodyear may, without additional compensation therefor, solicit proxies in person or by telephone or the internet.

March 8, 2010

By Order of the Board of Directors

David L. Bialosky, Secretary

C/O COMPUTERSHARE TRUST COMPANY, N.A.
P.O. BOX 43069
PROVIDENCE, RI 02940-3069
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 12, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Goodyear Tire & Rubber Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 12, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Goodyear Tire & Rubber Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote via the Internet or by phone,
please do not mail your card.
Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20542-P89078	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOODYEAR TIRE & RUBBER COMPANY
The Board of Directors Recommends a Vote FOR Election of All Nominees and FOR Item 2.
Vote on Directors
ITEM 1.	Election of Directors
NOMINEES:		For	Against	Abstain

1a)	James C. Boland	☐	☐	☐
						For	Against	Abstain

1b)	James A. Firestone	☐	☐	☐	1i) Stephanie A. Streeter	☐	☐	☐

1c)	Robert J. Keegan	☐	☐	☐	1j) G. Craig Sullivan	☐	☐	☐

1d)	Richard J. Kramer	☐	☐	☐	1k) Thomas H. Weidemeyer	☐	☐	☐

1e)	W. Alan McCollough	☐	☐	☐	1l) Michael R. Wessel	☐	☐	☐

1f)	Denise M. Morrison	☐	☐	☐

1g)	Rodney O’Neal	☐	☐	☐	Vote on Proposal

1h)	Shirley D. Peterson	☐	☐	☐	ITEM 2. Ratification of appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign name exactly as it appears above. Each joint owner should sign. Please indicate title if you are signing as executor, administrator, trustee, custodian, guardian or corporate officer.

The undersigned hereby acknowledges receipt of the Notice of 2010 Annual Meeting of Shareholders and Proxy Statement.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS
THE GOODYEAR TIRE & RUBBER COMPANY
APRIL 13, 2010
9:00 A.M.
OFFICES OF THE COMPANY
GOODYEAR THEATER
1201 EAST MARKET STREET
AKRON, OHIO
PLEASE VOTE — YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2010 Notice and Proxy Statement and 2009 Annual Report are available at www.proxyvote.com.

M20543-P89078

THE GOODYEAR TIRE & RUBBER COMPANY
PROXY FOR 2010 ANNUAL MEETING OF SHAREHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a holder (or designated proxy) of shares of the Common Stock of The Goodyear Tire & Rubber Company, hereby appoints David L. Bialosky, Darren R. Wells and Bertram Bell and each or any of them, the proxies or proxy of the undersigned, with full power of substitution, to represent the undersigned, and to vote all of the shares of Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at its offices in Akron, Ohio, on Tuesday, April 13, 2010, at 9:00 A.M., Akron time, and at any and all adjournments thereof; with the power to vote said shares for the election of twelve Directors of the Company (with discretionary authority to cumulate votes), upon the other matters listed on the reverse side hereof and upon all other matters as may properly come before the meeting or any adjournment thereof. This Proxy is given and is to be construed according to the laws of the State of Ohio.
If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors (with discretionary authority to cumulate votes), and FOR Item 2.
If you plan to attend the 2010 ANNUAL MEETING, please mark the box indicated on the reverse side.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C/O COMPUTERSHARE TRUST COMPANY, N.A.
P.O. BOX 43069
PROVIDENCE, RI 02940-3069
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 8, 2010. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Goodyear Tire & Rubber Company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 8, 2010. Have your voting instruction card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to The Goodyear Tire & Rubber Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote via the Internet or by phone,
please do not mail your card.
Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20570-P89078	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOODYEAR TIRE & RUBBER COMPANY

The Board of Directors Recommends a Vote FOR Election of All Nominees and FOR Item 2.
Vote on Directors
ITEM 1.	Election of Directors

NOMINEES:		For	Against	Abstain

1a)	James C. Boland	☐	☐	☐
						For	Against	Abstain
1b)	James A. Firestone	☐	☐	☐	1i) Stephanie A. Streeter	☐	☐	☐

1c)	Robert J. Keegan	☐	☐	☐	1j) G. Craig Sullivan	☐	☐	☐

1d)	Richard J. Kramer	☐	☐	☐	1k) Thomas H. Weidemeyer	☐	☐	☐

1e)	W. Alan McCollough	☐	☐	☐	1l) Michael R. Wessel	☐	☐	☐

1f)	Denise M. Morrison	☐	☐	☐

1g)	Rodney O’Neal	☐	☐	☐	Vote on Proposal

1h)	Shirley D. Peterson	☐	☐	☐	ITEM 2. Ratification of appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Authorization: I acknowledge receipt of the Notice of 2010 Annual Meeting of Shareholders and Proxy Statement. I hereby instruct the trustee to vote by proxy, in the form solicited by the Board of Directors, the number of full shares in this Plan account(s) as specified above, or, if not specified above, as recommended by the Board of Directors.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS
THE GOODYEAR TIRE & RUBBER COMPANY
APRIL 13, 2010
9:00 A.M.
OFFICES OF THE COMPANY
GOODYEAR THEATER
1201 EAST MARKET STREET
AKRON, OHIO
PLEASE VOTE — YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2010 Notice and Proxy Statement and 2009 Annual Report are available at www.proxyvote.com.

M20571-P89078

CONFIDENTIAL VOTING INSTRUCTIONS 2010 ANNUAL MEETING OF SHAREHOLDERS
FOR EMPLOYEE SAVINGS AND OTHER PLANS
Solicited on Behalf of the Board of Directors
April 13, 2010
The proxy soliciting materials furnished by the Board of Directors of The Goodyear Tire & Rubber Company in connection with the Annual Meeting of Shareholders to be held on Tuesday, April 13, 2010, are delivered herewith.
Under each employee savings or similar plan in which you participate, you have the right to give written instructions to the trustee for such plan to vote as you specify the number of full shares of Common Stock of The Goodyear Tire & Rubber Company representing your proportionate interest in each such plan on February 16, 2010.
As a participant in and a named fiduciary (i.e., the responsible party identified in the voting section of each Plan Document) under an employee savings plan or other similar plan, you have the right to direct The Northern Trust Company, as trustee, how to vote the shares of Common Stock of The Goodyear Tire & Rubber Company allocated to this account under such plan as well as a portion of any shares for which no timely voting instructions are received from other participants. Each savings plan provides that the trustee will vote the shares for which voting instructions have not been received in the same proportion as it votes the shares for which it has received such instructions unless to do so would be inconsistent with the trustee’s duties. If you wish to have the shares allocated to this account under the plan as well as a portion of any shares for which no timely voting instructions are received from other participants voted by the trustee in accordance with your instructions, please sign the authorization on the reverse side of this card and return it in the enclosed envelope or give your instructions by telephone or via the Internet.
I hereby instruct the trustee to vote (or cause to be voted) all shares of Common Stock of The Goodyear Tire & Rubber Company credited to this account under each plan at February 16, 2010 at the Annual Meeting of Shareholders to be held on April 13, 2010 and at any adjournment thereof as indicated on the reverse side hereof and upon all other matters as may properly come before the meeting or any adjournment thereof.
Unless otherwise specified on the reverse side, if you give your instructions by signing and returning this card, or by telephone or via the Internet, the Trustee will vote FOR the election of Directors (with discretionary authority to cumulate votes), and FOR Item 2.
If you plan to attend the 2010 ANNUAL MEETING, please mark the box indicated on the reverse side.
THIS CONFIDENTIAL VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.
PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.